Exhibit 10.14

LOAN AGREEMENT

by and among

TOWERSTREAM CORPORATION,

TOWERSTREAM I, INC.,

and

HETNETS TOWER CORPORATION,
as Borrowers,

THE FINANCIAL INSTITUTIONS NAMED HEREIN
as Lenders,

and

MELODY BUSINESS FINANCE, LLC,
as Administrative Agent,

Dated as of October 16, 2014

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms	20
	1.3	Construction	21
	1.4	Schedules and Exhibits	22

2.	LOAN AND TERMS OF PAYMENT		22
	2.1	Term Loans	22
	2.2	Funding and Borrowings	22
	2.3	Payments	22
	2.4	Interest, Rates, Payments, and Calculations	27
	2.5	Application of Collections	28
	2.6	Intentionally Omitted	29
	2.7	Maintenance of Loan Account; Statements of Obligations	29
	2.8	Fees	29
	2.9	Tax Provisions Applicable to the Loans	29
	2.10	Noteless Agreement	29
	2.11	Securitization	30

3.	CONDITIONS; TERM OF AGREEMENT		30
	3.1	Conditions Precedent to Loans	30
	3.2	Effectiveness	32

4.	TAXES		32
	4.1	Taxes	32
	4.2	Mitigation Obligations; Replacement of Lenders	34
	4.3	Representations and Warranties and Covenants of the Lenders	35

5.	REPRESENTATIONS AND WARRANTIES		36
	5.1	No Encumbrances; Perfected Security Interests	36
	5.2	Location of Chief Executive Office; Accounting Records; FEIN	36
	5.3	Due Organization and Qualification; Subsidiaries	36
	5.4	Due Authorization; No Conflict	37
	5.5	Claims, Disputes, and Litigation	38
	5.6	No Material Adverse Change	38
	5.7	No Fraudulent Transfer	38
	5.8	Employee Benefits	38
	5.9	Environmental Condition	38
	5.10	Compliance with the Law; Permits; Properties	39
	5.11	Insurance	39
	5.12	Hedging Agreements	39
	5.13	Brokerage Fees	39
	5.14	Intellectual Property	39
	5.15	Significant Contracts; No Default or Burdensome Restrictions	40
	5.16	Accounts	40
	5.17	Complete Disclosure	40
	5.18	Investment Company Status	40
	5.19	Tax Returns and Payments	40
	5.20	Labor Matters	41
	5.21	Anti-Corruption Laws and OFAC	41
	5.22	Solvency	41

i

	5.23	No Foreign Subsidiaries	41
	5.24	Financial Statements	41
	5.25	Absence of Defaults	41
	5.26	Casualty Events	41
	5.27	FCC Licenses	41

6.	AFFIRMATIVE COVENANTS		42
	6.1	Financial Reporting	42
	6.2	Collateral Reporting	44
	6.3	Notices of Material Events	44
	6.4	Existence	45
	6.5	Performance of Obligations under Loan Documents	45
	6.6	Operation and Maintenance of Properties and Professional Staff	45
	6.7	Taxes	46
	6.8	Insurance	46
	6.9	Compliance with Laws	46
	6.10	Environmental Matters	46
	6.11	Employee Benefits	47
	6.12	Further Assurances	48
	6.13	Payment of Trade Payables and Indebtedness	48
	6.14	Inspection of Property and Books and Records	48
	6.15	Observer Rights	48
	6.16	Minimum Balances	49

7.	NEGATIVE COVENANTS		49
	7.1	Indebtedness	49
	7.2	Liens	49
	7.3	Restrictions on Fundamental Changes	49
	7.4	Disposal of Assets	50
	7.5	Organizational Changes	50
	7.6	Guarantee	51
	7.7	Nature of Business	51
	7.8	Prepayments and Amendments of Indebtedness	51
	7.9	Limitations on Dividends and Distributions	51
	7.10	Limitations on Issuance of Capital Stock	51
	7.11	Accounting Methods	51
	7.12	Investments	51
	7.13	Transactions with Affiliates	52
	7.14	Use of Proceeds	52
	7.15	No Prohibited Transactions under ERISA	53
	7.16	Hedging Agreements; Amendments to Material Agreements and Governing Documents
	7.17	Negative Pledge; Restrictive Agreements	53
	7.18	Intentionally Omitted	53
	7.19	Subsidiaries; Guarantors	53

8.	EVENTS OF DEFAULT		54

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		56
	9.1	Rights and Remedies	56
	9.2	Remedies Cumulative	57
	9.3	Lender Directed Remedies	57

10.	TAXES AND EXPENSES		58

11.	EXPENSES; INDEMNIFICATION; DAMAGE WAIVER		58
	11.1	Costs and Expenses	58
	11.2	Indemnification by Borrower	59
	11.3	Reimbursement by Lenders	59
	11.4	Observer Indemnification	59
	11.5	Consequential Damages, etc.	60
	11.6	Payments	60

12.	NOTICES		60
	12.1	Notices Generally	60
	12.2	Electronic Communications	61
	12.3	Change of Address, etc.	61

13.	CHOICE OF LAW; JURISDICTION; SERVICE OF PROCESS; JURY TRIAL WAIVER		61
	13.1	Choice of Law	61
	13.2	Jurisdiction	61
	13.3	Service of Process	61
	13.4	Jury Trial Waiver	62

14.	DESTRUCTION OF BORROWERS’ DOCUMENTS		62

15.	SUCCESSORS AND ASSIGNS		62
	15.1	Successors and Assigns Generally	62
	15.2	Assignments by Lenders	62
	15.3	Register	63
	15.4	Participations	64
	15.5	Limitations upon Participant Rights	64
	15.6	Certain Pledges	64

16.	AMENDMENTS; WAIVERS		64
	16.1	Amendments and Waivers	64
	16.2	No Waivers; Cumulative Remedies	65
	16.3	Replacement of Holdout Lender	65

17.	AGENT; THE LENDER GROUP		66
	17.1	Appointment and Authorization of Administrative Agent	66
	17.2	Delegation of Duties	66
	17.3	Liability and Responsibility of Agents	67
	17.4	Reliance by Administrative Agent	67
	17.5	Notice of Default or Event of Default	67
	17.6	Credit Decision	68
	17.7	Costs and Expenses	68
	17.8	Administrative Agent in Individual Capacity	68
	17.9	Successor Administrative Agent	69
	17.10	Lender in Individual Capacity	69
	17.11	Collateral Matters	69
	17.12	Right of Setoff; Sharing of Payments	70
	17.13	Agency for Perfection	71
	17.14	Payments by Administrative Agent to Lenders	71
	17.15	Concerning the Collateral and Related Loan Documents	71
	17.16	Several Obligations; No Liability	71

	17.17	Secured Parties	72

18.	GENERAL PROVISIONS		72
	18.1	Effectiveness	72
	18.2	Joint and Several Obligations	72
	18.3	Section Headings	73
	18.4	Interpretation	73
	18.5	Severability of Provisions	73
	18.6	USA Patriot Act Notice	73
	18.7	Counterparts; Facsimile Execution	73
	18.8	Public Disclosure	73
	18.9	Revival and Reinstatement of Obligations	74
	18.10	Survival	74
	18.11	Integration	74
	18.12	Confidentiality	74

19.	BORROWER REPRESENTATIVE		75
	19.1	Appointment; Nature of Relationship	75
	19.2	Powers	76
	19.3	Employment of Agents	76
	19.4	Notices	76
	19.5	Successor Borrower Representative	76
	19.6	Execution of Loan Documents; Certificates	76

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Guaranty
Exhibit E	Form of Security Agreement
Exhibit F	Form of Warrant and Registration Rights Agreement

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Existing Indebtedness
Schedule 1.1(c)	Existing Liens
Schedule 5.2	Chief Executive Offices; Federal Tax Identification Numbers
Schedule 5.3(b)	Capital Stock
Schedule 5.5	Litigation
Schedule 5.8	ERISA Benefit Plans
Schedule 5.11	Insurance
Schedule 5.13	Brokerage Fees
Schedule 5.16	DDAs; Securities Accounts, Commodities Accounts
Schedule 5.27	FCC Licenses
Schedule 7.12	Permitted Other Investments

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of October 16, 2014, among TOWERSTREAM CORPORATION, a Delaware corporation (“Parent”), TOWERSTREAM I, INC., a Delaware corporation (“Towerstream I”), HETNETS TOWER CORPORATION, a Delaware corporation (“Hetnets”; collectively, with Parent and Towerstream I, the “Borrowers”), the financial institutions listed on the signature pages hereof (such financial institutions are hereinafter referred to individually as a “Lender” and collectively as the “Lenders”), and MELODY BUSINESS FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

RECITALS

Borrowers have requested, and Lenders have agreed, to make term loans to Borrowers on the terms and conditions of this Agreement.

1.	DEFINITIONS AND CONSTRUCTION.

1.1     Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to any Loan Party arising out of the sale or lease of goods, or the rendition of services by such Loan Party, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

“Acquisition Financing” means any Indebtedness to be provided by any Person who is not a Lender, an Affiliate of a Lender, or a Related Fund to any Loan Party for the purpose of financing in whole or in part a Business Acquisition, other than a Business Acquisition permitted pursuant to Section 7.12(h).

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent Account” means an account at a bank designated by Administrative Agent from time to time as the account into which Borrowers shall make all payments to Administrative Agent for the benefit of Lender Group, and into which Lender Group shall make all payments to Administrative Agent, under this Agreement and the other Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Action) or other regulatory body or any arbitrator whether pending or, to the Knowledge of Borrowers, threatened against or affecting any Loan Party or any property of any Loan Party.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to (a) direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise or (b) vote ten percent (10%) or more of the Capital Stock of a Person. Notwithstanding anything to the contrary herein, in no event shall Agent, any Lender or any of their respective Affiliates be considered an “Affiliate” of any Loan Party. Each officer and director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person.

“Agent-Related Persons” means Administrative Agent and any successor Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.

“Aggregate Commitment” means $35,000,000.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of Lenders as of such date.

“Agreement” means this Loan Agreement.

“Anti-Corruption Laws” means all Legal Requirements applicable to Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act.

“Applicable Rate” means, as of any date, a per annum rate equal to the greater of (x) the sum of (1) One Month Libor as in effect on such date plus (2) 7%, and (y) 8% per annum; subject, however, to Section 2.4(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by Administrative Agent, in substantially the form of Exhibit A.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Books” means all of the Loan Parties’ books and records including: ledgers; records indicating, summarizing, or evidencing the Loan Parties’ properties or assets (including the Collateral) or liabilities; all information relating to the Loan Parties’ business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

“Borrower Representative” has the meaning set forth in Section 19.1.

“Borrowers” has the meaning set forth in the preamble to this Agreement.

“Borrowing Request” has the meaning set forth in Section 2.2(a).

“Budgeted SG&A Expenses” has the meaning set forth in Section 6.1(a)(vii).

“Business Acquisition” means the acquisition by any Loan Party of all or substantially all the associated assets or operations or of Capital Stock of a Person (other than of another Loan Party) or of a business unit of such Person, regardless of the form or structure of such acquisition.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Expenditures” means all liabilities incurred or expenditures made by any Loan Party for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, each to the extent required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three years from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 (or the insurance limitation then in effect for banks insured by the Federal Deposit Insurance Corporation) in the aggregate issued by any bank insured by the Federal Deposit Insurance Corporation.

“Cash Interest” has the meaning set forth in Section 2.4(a).

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party having a fair market value in excess of $150,000.

“Change of Control” means the occurrence of any of the following:

(a)     Parent shall cease to own and control directly 100% of the economic and voting rights associated with all of the outstanding Capital Stock of Towerstream I and Hetnets, other than in connection with a Permitted Spin-Off;

(b)     each Borrower other than Parent ceases to own and control 100% of the economic and voting rights associated with all of the outstanding Capital Stock of its Subsidiaries (provided that a disposition of any Subsidiary expressly permitted under this Agreement shall not result in a “Change of Control” hereunder);

(c)     any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Parent, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Parent in which the holders of Parent’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Parent is the surviving entity; or

(d)     the board of directors of Parent shall cease to consist of a majority of Continuing Directors.

“Closing Date” means October 16, 2014.

“COC Redemption Price” means, with respect to any outstanding Loans held by a Lender, (x) if the Prepayment Date of such Loans is on or before the Second Anniversary, the sum of (i) the aggregate principal amount of such Loans (including PIK Interest that has been added to such principal amount pursuant to Section 2.4(a)) plus (ii) the aggregate amount of accrued and unpaid interest on such Loans to the Prepayment Date, plus (iii) an amount determined by Administrative Agent as equal to the required interest payments due on such Loans from the Prepayment Date through the date immediately following the Second Anniversary; and (y) if the Prepayment Date of such Loans is after the Second Anniversary, the sum of (i) 101% of the aggregate principal amount of such Loans (including PIK Interest that has been added to such principal amount pursuant to Section 2.4(a)) plus (ii) the aggregate amount of accrued and unpaid interest on such Loans to the date of repayment of such Loans.

“Collateral” means all of each Loan Party’s right, title, and interest in and to all Property of such Loan Party, including equipment, Borrower’s equity in each Subsidiary of Borrower and each Subsidiary’s interest in its Subsidiaries, and any other assets of the Credit Parties described in the Security Agreements, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and other proceeds resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein; provided that the Collateral shall not include the Excluded Collateral (as defined in the Security Agreement).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and Tax refunds) of the Loan Parties.

“Collections Account” means Account No. 0095 1314 5580 maintained by Towerstream I with Bank of America.

“Commitment” means as to each Lender, the commitment of such Lender to make a Loan to Borrowers on the Closing Date, in the principal amount not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 1.1(a).

“Communications Act” means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996.

“Competitor” means any Person that engages primarily in one or more of the Segments, as the same are described in the most recent Form 10-K or 10-Q filed by Parent prior to the date on which the determination of whether a Person is a “Competitor” is to be made for the purposes of this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B and delivered by a Financial Officer of Borrower Representative to Administrative Agent.

“Confidential Information” means items of Collateral and information provided to Administrative Agent and Lenders by the Loan Parties that are confidential and proprietary information of the Loan Parties, if and to the extent such information either (i) is marked as confidential by the Loan Parties at the time of disclosure, or (ii) should reasonably be understood to be confidential.

“Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes and (C) depreciation and amortization expense, in each case, of the Loan Parties on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, interest expense of the Loan Parties on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income (excluding extraordinary items) after taxes for such period of the Loan Parties on a consolidated basis, as determined in accordance with GAAP.

“Continuing Directors” means the directors of Parent on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Parent is recommended by at least 66-2/3% of the then Continuing Directors.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, among a Loan Party, Administrative Agent, and the applicable bank or securities intermediary with respect to a DDA or a securities account, as applicable.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Daily Balance” means the amount of an Obligation owed at the end of a given day; provided, for the sake of clarity, that subject to Section 2.4(a), “Daily Balance” shall not include PIK Interest until the applicable Interest Payment Date or the Maturity Date, as the case may be.

“DDA” means any Deposit Account (as defined in the UCC) maintained by any Loan Party.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.4(b).

“Defaulting Lender Rate” means the Reference Rate for the first three (3) days from and after the date the relevant payment is due and, thereafter, at the interest rate then applicable to Loans.

“Delisting” means that the shares of Parent’s common stock cease to be listed, traded or publicly quoted on the NASDAQ Capital Market for any reason and are not promptly thereafter re-listed, re-traded or re-quoted on another Principal Market.

“Disposition” has the meaning specified in Section 7.4(c). “Dispose” has a correlative meaning thereto.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to October 16, 2020 for cash or is convertible into or exchangeable for debt securities of Parent or its Subsidiaries at any time prior to such anniversary.

“Dollars” or “$” means United States dollars.

“Eligible Assignee” means (a) a Lender, (b) any Subsidiary or Affiliate of a Lender or any investor in a Lender, (c) a Related Fund, and (d) any other Person (other than a natural person) approved by Administrative Agent in its sole discretion (and, if applicable, by Borrower Representative pursuant to Section 15.2(c)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrowers or any of Borrowers’ Affiliates or Subsidiaries.

“Environmental Action” means any complaint, order, demand, citation or notice issued in writing to any Loan Party by any Person with regard to air emissions, water discharges, releases, or disposal of any Hazardous Material, noise emissions or any other environmental, human health or safety matter affecting any Loan Party or any of their respective Properties.

“Environmental Laws” means any and all Legal Requirements pertaining to human health or the environment in effect in any and all jurisdictions in which any Loan Party is conducting or at any time has conducted business, or where any Property of any Loan Party is located, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “release” (or “threatened release”) has the meaning specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the laws of the state in which any Property of any Loan Party is located establish a meaning for “oil,” “release,” “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply as to such Loan Party and the Property thereof located within that particular state.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for any liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental action (whether remedial, preventative, investigatory or otherwise).

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., and regulations or guidance promulgated thereunder.

“ERISA Affiliate” means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of the Loan Parties under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Loan Parties under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with any Loan Party and whose employees are aggregated with the employees of any Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan.

“Event of Default” has the meaning set forth in Article 8.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes) by any jurisdiction (or any political subdivision thereof) that imposes such Taxes as a result of a present or former connection between Administrative Agent, Lender or such other recipient, as the case may be, and such jurisdiction (other than any such connection arising solely from Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of Borrowers under any Loan Document having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 4.2(b)), any withholding Tax imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or that is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in Tax law) to comply with Sections 4.1(f), except and only to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding Tax pursuant to Section 4.1(a), and (d) any U.S. withholding Taxes that are imposed by FATCA.

“Extraordinary Proceeds” means any cash received by any Loan Party in connection with any Casualty Event, net of any reasonable expenses incurred in collecting such Extraordinary Proceeds.

“FATCA” means Sections 1471 through 1474 of the IRC and any regulations or official interpretations thereof.

“FCC” means the Federal Communications Commission.

“Fee Letter” means that certain letter agreement dated as of the Closing Date between Borrowers and Administrative Agent.

“FEIN” means Federal Employer Identification Number.

“Financial Officer” means any of the President, Chief Financial Officer, Controller, Vice President and Treasurer, or such other officer of Borrower Representative so designated in writing to Administrative Agent and acceptable to Administrative Agent.

“Fiscal Quarter” means each fiscal quarter ending on the last day of each March, June, September and December.

“Fiscal Year” means each fiscal year of the Loan Parties for accounting and tax purposes, ending on December 31 of each year.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

“Funding Account” means Account No. 0095 1314 5580 maintained by Towerstream I with Bank of America.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, limited liability company agreement or other organizational or governing documents of such Person.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the SEC, the NASDAQ Stock Market, LLC or the then Principal Market of Parent, the IRS, and the FCC), and any corporation or other entity owned or controlled, through Capital Stock or otherwise, by any of the foregoing.

“Guarantor” means each Subsidiary of a Borrower that is not itself a Borrower.

“Guaranty” means a guaranty in substantially the form of Exhibit D and executed by a Guarantor, and “Guaranties” means all such guaranties collectively.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hetnets Spin-Off” means a corporate restructuring of Hetnets pursuant to which all of the assets or Capital Stock of Hetnets is “spun-off” as a result of which (if an asset transfer) Hetnets ceases to conduct business in the ordinary course, or (if a transfer of Capital Stock) Parent ceases to control Hetnets. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of Hetnets.

“Holdout Lender” has the meaning set forth in Section 16.3(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business and not more than 60 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person shall sell or transfer any material asset, and whereby such Person shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, (l) all recourse and support obligations of such Person with respect to the sale or discount of any of its accounts receivable, (m) all obligations of such Person with respect to any arrangement for the purchase of materials, supplies, other Property or services if such arrangement by its express terms requires that payment be made by such Person regardless of whether such materials, supplies, other Property or services are delivered or furnished to it, (n) net liabilities of such Person under all Hedging Agreements for realized losses when such are due and payable, (o) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, (p) all obligations of such Person under operating leases which require such Person to make payments over the term of such lease based on the purchase price or appraised value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property and (q) obligations of others of the kinds referred to in clauses (a) through (p) guaranteed by, or secured by any Lien on or in respect of any Property of, such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning set forth in Section 5.14.

“Interest Payment Date” has the meaning set forth in Section 2.4(a).

“Investment” means, with respect to any Person, any investment by such Person in any other Person in the form of loans, guarantees, advances (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practices), capital contributions, acquisitions of Capital Stock or interests in any Business Acquisitions and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986 and the regulations thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, in respect of any Loan Party, the knowledge of any Person serving, or who has served, as a Responsible Officer or any director, manager, member, partner, equity holder, member or any similar capacity of such Loan Party who has or had knowledge of the relevant facts or circumstances after due enquiry by such Person. The “knowledge” of a particular fact or matter will be deemed to be present for a Person if such Person is actually aware of such fact or matter or a prudent Person could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

“Legal Requirements” means all applicable international, foreign, federal, state, and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations, or Permits, including all Environmental Laws, the Communications Assistance for Law Enforcement Act and the Communications Act of 1934.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 4.2(b), Section 15.2 or Section 16.3 for so long as such Person is a Lender hereunder.

“Lender Group” means, individually and collectively, each of the individual Lenders and Administrative Agent.

“Lender Group Expenses” means all verifiable, documented and reasonable costs and expenses required to be paid by any Loan Party under any of the Loan Documents (minus any remaining amount of the Expense Advance (as defined in the Letter of Intent), that are paid or incurred by any one or more members of Lender Group in connection with the preparation, negotiation and administration of the Loan Documents; verifiable, documented and reasonable fees or charges paid or incurred by Administrative Agent in connection with Lender Group’s transactions hereunder or under any other Loan Document with any Loan Party, including, fees or charges for public record searches (including tax lien, litigation, and UCC or equivalent searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including environmental audits); costs and expenses incurred by any one or more members of Lender Group in the disbursement of funds to Borrowers (by wire transfer or otherwise); charges paid or incurred by any one or more members of Lender Group resulting from the dishonor of checks made by any Loan Party; costs and expenses paid or incurred by any one or more members of Lender Group to correct any Default or Event of Default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; verifiable, documented and reasonable costs and expenses paid or incurred by Administrative Agent and, if a Default or Event of Default has occurred and is continuing, any one or more members of Lender Group, in examining the Books as permitted hereunder; verifiable, documented and reasonable costs and expenses of third party claims or any other suit paid or incurred by any one or more members of Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents; and Administrative Agent’s (and after the occurrence and during the continuance of an Event of Default, Administrative Agent’s and each Lender’s) reasonable attorney’s fees and expenses incurred in advising, structuring, drafting, reviewing, amending, terminating, enforcing (including reasonable attorney’s fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), defending, or concerning the Loan Documents, irrespective of whether suit is brought, or in any remedial action concerning the Collateral. Notwithstanding the foregoing, in no event shall any portion of salary or compensation paid by any Loan Party to its full time or part time employees constitute Lender Group Expenses.

“Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, Related Funds, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Lender’s Affiliates.

“Letter of Intent” means that certain Letter of Intent, dated August 22, 2014 between Parent and Melody.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, any Person other than the owner of the Property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting any real property. For purposes of this Agreement, each Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create financing.

“Loan Account” has the meaning set forth in Section 2.7.

“Loan Documents” means this Agreement, the Guaranties, the Security Documents, the Fee Letter, the Warrants, the Melody Warrants Conveyance Agreements, any note or notes executed by Borrowers and payable to Lender Group, the Perfection Certificate dated September 5, 2014 delivered by Parent to Administrative Agent (as amended by Amendment dated October 15, 2014), the OID Letter, and any other agreement entered into, now or in the future, in connection with this Agreement.

“Loan Party” means Borrowers and Guarantors.

“Loans” means the term loans made by Lenders to Borrowers on the Closing Date.

“Majority Lenders” means, at any time, two or more Lenders having Credit Exposures representing more than 50% (or if there is only one Lender, 100%) of the Aggregate Credit Exposure.

“Make-Whole Premium” means, with respect to a Loan prepaid at any time, whether at the option of Borrower or otherwise, an amount determined by Administrative Agent as equal to the excess, if any, of (a)(i) the principal amount of such Loan multiplied by the applicable Prepayment Percentage at the date immediately following the Second Anniversary as set forth in Section 2.3(c)(vi), expressed in Dollars, plus (ii) all required interest payments (whether in cash or PIK Interest) due on such Loan through the date immediately following the Second Anniversary (except, in each case, for accrued and unpaid interest to the Prepayment Date), over (b) the principal amount of such Loan on the Prepayment Date.

“Material Adverse Change” means (a) a material adverse change in the business, operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) a material adverse effect on the ability of the Loan Parties, taken as a whole, to carry out their business as of the Closing Date or as proposed as of the Closing Date, (c) the material impairment of any Loan Party’s ability to perform its obligations under any of the Loan Documents to which it is a party or of Lender Group to enforce the Obligations or realize upon the Collateral, or (d) a material impairment of the enforceability or priority of Administrative Agent’s Liens with respect to the Collateral.

“Material Contract” means, with respect to any Person, any contract or agreement of the type described in Item 601(b)(10) of Regulation S-K of the Securities Act of 1933 (regardless of whether or not such Item is applicable to such Person).

“Maturity Date” means the earliest to occur of (a) the Scheduled Maturity Date, (b) the date the payment of the Obligations has been accelerated pursuant to Section 2.3(c)(iii), or (c) the date the payment of the Obligations has been accelerated pursuant to Article 8 upon the occurrence of an Event of Default.

“Melody” means Melody Business Finance, LLC, a Delaware limited liability company, in its individual capacity (and not in its capacity as a Lender or Administrative Agent).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

“Net Cash Proceeds” means, (A) with respect to any Disposition of any Property by any Loan Party, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Disposition, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by Liens on such Property senior to Liens securing the Obligations and that is required to be repaid in connection with such Disposition (other than the Loans), (ii) the reasonable out-of-pocket expenses incurred by any Loan Party in connection with such Disposition, (iii) all legal, title and recording tax expense and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Disposition, (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Disposition and retained by any Loan Party after such Disposition, and (v) any portion of the purchase price from such Disposition placed in escrow or held back, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Disposition or otherwise in connection with such Disposition; provided, however, that upon the termination of that escrow or hold back, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to any Loan Party, and (B) with respect to any incurrence, issuance or refinancing of any Indebtedness or Capital Stock, the cash proceeds from such incurrence, issuance or refinancing net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Network Assets” means all of each Loan Party’s now owned or hereafter acquired right, title and interest in and with respect to all antennas, servers, auxiliary units, port switches, power supplies, such other equipment of whatever nature installed at wireless points of presence and co-location facilities, and any other device that enables connection to the network comprised of certain assets and properties including wireless points of presence, customer premise equipment, co-location and connectivity facilities and agreements, tower and other property leases, and other network and related equipment through which a Loan Party operates its business.

“Network Site Lease Agreements” means POP Agreements and Rooftop Agreements, as each such term is defined in the Security Agreement.

“Non-Call Make-Whole Premium” means, with respect to the prepayment of the Loans pursuant to Section 2.3(c)(ii), Section 2.3(c)(iii) (other than subclause (F) thereof), Section 2.3(c)(vii) or Article 8 on or before the Second Anniversary, an amount determined by Administrative Agent as equal to the required interest payments (regardless of whether in cash or PIK Interest) due on the Loans through the date immediately following the Second Anniversary (except for accrued and unpaid interest to the Prepayment Date).

“Obligations” means all Loans, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums (including the Make-Whole Premium, the Non-Call Make Whole Premium or any Prepayment Premium), liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any Loan Party to the Secured Parties pursuant to or evidenced by the Loan Documents irrespective of whether for the payment of money and including all claims for indemnity under the Loan Documents including claims under Section 11.2, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and further including all interest not paid when due and all Lender Group Expenses that any Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding; provided, however, that Obligations shall not include any obligations, liabilities or indebtedness of Parent under the Warrant.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.

“OID Letter” means that certain letter agreement, dated the date hereof, among Borrowers and Administrative Agent pertaining to original issue discount with respect to the Loans.

“One Month LIBOR” means, for any day, the most recently effective one month London Interbank Offered Rate as published at http://online.wsj.com/mdc/public/page/2_3020-libor.html or any successor web page published by the Wall Street Journal (or, if such publication is not available for any reason, such other publication as reasonably selected by Administrative Agent).

“Operating Income” means, with respect to each Segment, the amount reported as the operating income of such Segment on Parent’s quarterly and annual financial statements filed with the SEC.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 15.4.

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA.

“Permits” of a Person means all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including licenses and other authorizations issuable by a Governmental Authority (including the FCC), which pursuant to applicable Legal Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.

“Permitted Acquisition” means a Business Acquisition complying with the provisions of Section 7.12(g) or 7.12(h).

“Permitted Hetnets Spin-Off” means a Hetnets Spin-Off complying with the provisions of Section 7.3(a)(iii).

“Permitted Indebtedness” means: (i) Indebtedness of the Loan Parties in favor of Lenders or Administrative Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1.1(b); (iii) Indebtedness of up to $250,000 in the aggregate outstanding at any one time, provided (1) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom, and (2) such Indebtedness shall be unsecured; (iv) Qualified Other Debt; (v) Indebtedness incurred in the ordinary course of business, including suppliers, consultants and advisors, employees and board members, corporate credit cards and other similar accounts payable related amounts; (vi) Capital Lease Obligations for equipment to be used in the ordinary course of business; (vii) purchase money Indebtedness with respect to equipment or other goods, provided that (x) such Indebtedness is incurred prior to or within 90 days after such acquisition of equipment or other goods and (y) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $250,000 in the aggregate at any one time outstanding, and (viii) extensions, refinancings and renewals of any items of Indebtedness described in clauses (ii), (iii), (v), (vi) and (vii), provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon any Loan Party.

“Permitted Investments” has the meaning set forth in Section 7.12.

“Permitted Liens” means (a) Liens held by Administrative Agent for the benefit of the Secured Parties, (b) Liens for unpaid Taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) the interests of lessors under operating leases to the extent that the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (d) Liens arising by operation of law in favor of warehousemen, artisans, landlords, carriers, mechanics, materialmen, laborers, or suppliers, or other like Liens arising by operation of law incidental to the relevant Loan Party’s business incurred in the ordinary course of business of such Loan Party and not in connection with the borrowing of money, and which Liens either (1) are for sums not yet due and payable, or (2) are the subject of Permitted Protests, (e) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (f) Liens on deposits and escrowed funds made to secure performance of bids, tenders and leases (to the extent permitted under this Agreement) incurred in the ordinary course of business of the relevant Loan Party and not in connection with the borrowing of money, (g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(j), (h) minor defects in title which (1) do not materially interfere with the ordinary conduct of the business of the relevant Loan Party, and (2) do not interfere with or materially impair the value of Administrative Agent’s Lien (if any) therein for the benefit of the Secured Parties, (i) Liens reserved in leases for rent and for compliance with the terms of the leases, to the extent that any such Lien referred to in this clause (i) does not materially impair the use of the property covered by such Lien for the purposes for which such property is leased by the relevant Loan Party, (j) Liens in connection any Capital Lease, to the extent that the Lien only attaches to the asset leased and only secures the relevant Loan Party’s obligations under such Capital Lease,  (k) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor, (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due, (n) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets), (o) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms, solely to the extent incurred in connection with the maintenance of accounts with such Persons, (p) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the use, value or marketability of the related property,  (q) purchase money Liens securing purchase money Indebtedness permitted under clause (vii) of the definition of Permitted Indebtedness, provided that such Liens only attach to the equipment or other goods financed by such Indebtedness, the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such equipment or other goods, and such Liens are incurred prior to or within 90 days after such acquisition, (r) Liens existing on the Closing Date which are disclosed in Schedule 1.1(b), (s) Liens securing Indebtedness incurred in connection with a Permitted Acquisition under Section 7.12(h), provided that such Liens shall be subordinated to the Liens granted by the Loan Parties under the Loan Documents pursuant to terms and conditions satisfactory to Administrative Agent, and (t) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (s) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Preferred Stock” means a series of preferred stock designated by the Board of Directors of the Parent; provided, that (x) the terms, conditions and attributes  of any such series of preferred stock shall be  substantially similar in all material respects to the Parent’s common stock  (it being agreed that such certificate of designation may (i) preclude voting by the holder until such shares of preferred stock are converted into shares of the Parent’s common stock and (ii) include customary  limitations on the conversion of such preferred stock into shares of the Parent’s common stock  to the extent  that either (A) the holder or any of its affiliates would beneficially own in excess of 9.99%  of the Parent’s common stock after giving  effect to such conversion and/or (B) are necessary to ensure compliance  with NASDAQ Listing Rule 5635(d)); (y) no portion of such preferred stock shall consist of any Disqualified Capital Stock; and (z) without limiting the generality of the foregoing, such preferred stock shall not have any dividend or liquidation rights more favorable to the holders thereof than those possessed by holders of Parent’s common stock.

“Permitted Protest” means the right of the relevant Loan Party to protest any Lien (other than any Lien that secures the Obligations), Tax or other obligation, provided that (a) any such protest is being properly contested in good faith by such Loan Party, (b) while any such protest is pending, there is no material impairment of the enforceability, validity, or priority of any of Administrative Agent’s Liens in and to the Collateral and (c) the failure to make any payment while any such protest is pending could not reasonably be expected to result in a Material Adverse Change.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PIK Interest” has the meaning set forth in Section 2.4(a).

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by any Loan Party or any of their ERISA Affiliates, or with respect to which any such entity may incur liability.

“Prepayment Date” means the date on which any Loan is prepaid in whole or in part pursuant to this Agreement.

“Prepayment Percentage” has the meaning set forth in Section 2.3(c)(vi).

“Prepayment Premium” means, on any date, (a)(i) the applicable Prepayment Percentage minus (ii) 100% multiplied by (b) the principal amount of the Loans (including PIK Interest and then accrued and unpaid PIK Interest) being prepaid (or that are required to be prepaid) on such date.

“Principal Market” means the following exchanges or markets on which the Common Stock of Parent is then listed or quoted for trading on the date in question: the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE MKT, LLC., the OTC Bulletin Board, or the OTCQB published by OTC Market Group, LLC (or any similar organization or agency succeeding to its functions of reporting prices).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Pro Rata Share” means, with respect to any Lender, (a) prior to the funding of the Loans, the percentage obtained by dividing (i) such Lender’s Commitment by (ii) $35,000,000, and (b) immediately following the funding of the Loans, the percentage obtained by dividing (i) the sum of such Lender’s Credit Exposure at such time by (ii) the Aggregate Credit Exposure at such time.

“PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any network facility or long distance telecommunications systems or over Persons who own, construct or operate a network facility or long distance telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Other Debt” means Indebtedness incurred by any Loan Party after the date hereof to one or more Persons reasonably satisfactory to Lender which Indebtedness is subject to terms and conditions, including payment and economic terms, and subordination terms in favor of Administrative Agent, that are reasonably acceptable to Administrative Agent and (i) is incurred at a time that no Default or Event of Default has occurred and is continuing, (ii) is unsecured, (iii) does not require the payment of any principal prior to three (3) months after the Scheduled Maturity Date, (iv) bears cash interest at a rate not greater than 12% per annum, and (v) is evidenced by loan documentation, and subject to a subordination agreement, acceptable in form and substance to Lender in its sole discretion.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Rate” means for any day the greater of (a) the “Prime Rate” as published for each Business Day (or if such day is not a Business Day, the immediately preceding Business Day) in the Wall Street Journal under the caption “Money Rates, Prime Rate” and (b) 5.00% per annum. Any change in the Reference Rate due to a change in the “Prime Rate” shall be effective on the effective date of such change in the “Prime Rate”.

“Register” has the meaning set forth in Section 15.3.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Extraordinary Proceeds received by a Loan Party in connection therewith that are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Casualty Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that Parent (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Extraordinary Proceeds of a Casualty Event to acquire or repair assets (other than current assets) useful in its business.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to replace or repair the assets affected by such Reinvestment Event.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after the receipt by the relevant Loan Party of proceeds relating to such Reinvestment Event (or the date occurring six months after the last day of such 12 month period if the replacement or repair of the assets affected by such Reinvestment Event is a project authorized by the board of directors of the relevant Loan Party prior to the last day of such 12 month period and the relevant Loan Party has entered into a contract to complete such project) and (b) the date on which the relevant Loan Party shall have determined not to, or shall have otherwise ceased to, replace or repair the assets affected by such Reinvestment Event with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund” means a fund, money market account, investment or other account or other entity (or another entity which is a "designated vehicle" or "parallel fund" of such entity or fund) that is administered or managed by a Lender or an Affiliate of such Lender or an entity or an affiliate of an entity that administers or manages such Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender” has the meaning set forth in Section 16.3(a).

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, vice president, executive vice president, chairman, chief financial officer, treasurer, assistant treasurer, managing member or general partner of such Person but, in any event, with respect to financial matters, any Financial Officer. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party (including a Financial Officer) shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Revenues” means, with respect to each Segment, the amount reported as the revenues of such Segment on Parent’s quarterly and annual financial statements filed with the SEC.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sanctioned Entity” means (a) a country or government of a country; (b) an agency of the government of a country; (c) an organization directly or indirectly controlled by a country or its government; or (d) a Person resident in or determined to be a resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Scheduled Maturity Date” means October 16, 2019.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means all of Parent’s Quarterly Reports on Form 10-Q, annual Reports on Form 10-K and Current Reports on Form 8-K, proxy statements and registration statements filed by the Parent with the SEC since January 19, 2007 and made available to the public through the EDGAR System.

“Second Anniversary” means October 16, 2016.

“Secured Parties” means Administrative Agent and Lenders.

“Securitization” has the meaning set forth in Section 2.11.

“Securitizing Lender” has the meaning set forth in Section 2.11.

“Security Agreement” means that certain Security Agreement in the form attached hereto as Exhibit E.

“Security Documents” means, collectively, the Security Agreement and any other security agreements, pledges, mortgages, deeds of trust, assignments, stock pledge agreements, assignments of partnership interests, assignments of member interests, and such other agreements, documents and instruments, in form and substance reasonably satisfactory to Administrative Agent, which are, or are to be, executed by a Loan Party in favor of Administrative Agent and/or the Secured Parties as may be required from time to time by Administrative Agent to provide Administrative Agent for the benefit of the Secured Parties with Liens upon all of the assets and properties of such Loan Party as security for the payment and performance in full of the Obligations.

“Security Termination” means such time at which each of the following events shall have occurred on or prior to such time: (a) the termination of the Aggregate Commitment, and (b) the payment in full in cash of all Obligations (other than indemnity obligations and similar obligations that survive the termination of the Loan Documents for which no notice of a claim has been received by the Loan Parties).

“Segment” means each of Parent’s Fixed Wireless and Shared Wireless Infrastructure segments, and any other subsequent business activity required under GAAP to be reported as a segment, as disclosed in Parent’s quarterly and annual financial statements filed with the SEC.

“Significant Contract” means (a) any Material Contract; (b) any contract, agreement or arrangement (each a “Contract”) relating to the business of a Loan Party which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $100,000 per annum or an aggregate of $500,000 under the terms of the Contract, or for which the early termination penalty would exceed $50,000, or in each case, the equivalent thereof in any other currency; (c) any Contract prohibiting or materially restricting the ability of a Loan Party to engage in its business in any geographical area or compete in any line of business; and (d) any Contract which, upon a default or an event of default thereunder by any party thereto (or upon the loss of the use of the benefits thereof), is reasonably likely to result in a significant harm to a Loan Party or its assets, business, properties, reputation or financial condition.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of all of the properties and assets of such Person are greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not reasonably believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Spin-Off Entity” means if the event of a Permitted Spin-Off involving an asset transfer, the Person succeeding to Hetnet’s assets, and in the event of a Permitted Spin-Off involving a transfer of Capital Stock, Hetnets.

“Subsidiary” means, with respect to any Person (the “Subsidiary Parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Subsidiary Parent in the Subsidiary Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock or other ownership interests representing more than 50% of the Capital Stock or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the Subsidiary Parent or one or more subsidiaries of the Subsidiary Parent or by the Subsidiary Parent and one or more subsidiaries of the Subsidiary Parent; provided that any Person that has, directly or indirectly, the power to direct or cause the direction or the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, shall be deemed to control such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrowers.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, assessments, and penalties applicable thereto.

“Tax Related Person” means any Person treated as the beneficial owner for U.S. federal income Tax purposes of a payment under any Loan Document who is required under U.S. federal income Tax principles to include in income amounts realized (whether or not distributed) by Administrative Agent or a Lender upon the receipt of a payment under any Loan Document.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Prepayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Prepayment Date to the date immediately following the date that is the two-year anniversary of the Closing Date; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Prepayment Date to the date immediately following the date that is the two-year anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. Any calculation of the Treasury Rate, Non-Call Make-Whole Premium and Make-Whole Premium by Administrative Agent in connection with any prepayment of the Loans shall be conclusive absent manifest error.

“Treasury Regulations” means the regulations promulgated under the IRC.

“UCC” means the New York Uniform Commercial Code.

“Voidable Transfer” has the meaning set forth in Section 18.9.

“Warrant and Registration Rights Agreement” means that certain Warrant and Registration Rights Agreement in the form attached hereto as Exhibit F.

“Warrants” means the warrants granted by Parent to Melody or its Affiliates pursuant to, and in the form attached to, the Warrant and Registration Rights Agreement dated as of a date on or about the date hereof or the Closing Date (or one or more conveyance instruments as of such date). “Warrants” includes the agreement, the rights and obligations under such agreement/instruments and any warrant certificates.

1.2     Accounting Terms. Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any Accounting Changes (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document or the interpretations of related provisions, then Borrower Representative shall give Administrative Agent prompt written notice thereof and Borrower Representative and Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Loan Parties' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. “Accounting Changes” means (a) changes in GAAP or other accounting principles (or the application thereof) required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), including the FASB Accounting Standards Codification™;(b) changes in accounting principles concurred in by Borrowers’ certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88- 16, and the application of the accounting principles set forth in FASB 109, or, in each case, any FASB Accounting Standards Codification™ having a similar result or effect, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. If Lenders and Borrower Representative agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. Until such time, if any, as this Agreement is so amended, all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers on a consolidated basis unless the context clearly requires otherwise.

1.3     Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the requisite Lenders in accordance with Section 16.1. Any reference in this Agreement or in the other Loan Documents to this Agreement or any of the other Loan Documents or any other agreement, instrument or document shall include all alterations, amendments, changes, extensions, modifications, renewals, restatements, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, restatements, replacements, substitutions, joinders, and supplements set forth herein or in the other Loan Documents). Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall be subject to representations and warranties made herein as to the accuracy and completeness of the information contained therein. Any reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Any reference in this Agreement or in any of the other Loan Documents to a Default that is continuing or an Event of Default that is continuing or the continuance thereof, means (i) in the case of a Default, one that has not been cured within any applicable cure period (to the extent susceptible to cure), and (ii) in the case of an Event of Default, one that has not been waived in writing by Administrative Agent and Lenders, as the case may be. In further clarification of the foregoing, any Event of Default under this Agreement or under any other Loan Document shall be “continuing” unless and until such Event of Default has been waived in writing by Administrative Agent and Lenders, as the case may be.

1.4     Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1     Term Loans.

(a)     Subject to the terms and conditions of this Agreement (including Article 3), each Lender (severally, not jointly or jointly and severally) agrees to make on the Closing Date a Loan to Borrowers in an aggregate principal amount equal to such Lender’s Pro Rata Share of the Aggregate Commitment.

(b)     After giving effect to the funding of the Loan to be made by a Lender hereunder, such Lender’s Commitment shall immediately terminate without further action.

(c)     Subject to the terms and conditions set forth herein, the outstanding unpaid principal balance of all Loans and all accrued and unpaid interest thereof shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. Amounts borrowed under this Section 2.1 and prepaid or repaid may not be reborrowed.

2.2	Funding and Borrowings.

(a)     Procedure for Borrowing. The borrowing of the Loans shall be requested by Borrower Representative upon irrevocable notice in the form of Exhibit C (the “Borrowing Request”) delivered in writing to Administrative Agent on or prior to 12:00 p.m. New York, New York time on the Closing Date. The Borrowing Request shall specify (i) the aggregate principal amount of the Loans to be made (which shall be in the amount of each Lender’s Commitment), and (ii) the date of the borrowing (which shall be the Closing Date). Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed borrowing of the Loans, of such Lender’s proportionate share thereof and of the other matters covered by the Borrowing Request.

(b)     Making of Loans. Provided Borrower Representative has timely given the Borrowing Request, the proceeds of the Loan being made by each Lender shall be deposited by such Lender into the Funding Account by no later than 3:00 p.m. New York, New York time on the Closing Date. If the Borrowing Request is received after 12:00 p.m. New York, New York time on the Closing Date, the proceeds of the Loan being made by each Lender shall be deposited by such Lender into the Funding Account by no later than 12:00 p.m. New York, New York time on the first Business Day following the Closing Date.

(c)     Notation. Administrative Agent shall record on its books the principal amount of the Loans owing to each Lender and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

2.3     Payments.

(a)     Payments by Borrowers.

(i)     All payments to be made by Borrowers shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Administrative Agent for the account of Lenders at Administrative Agent’s address set forth in Article 12, and shall be made in immediately available funds, no later than 12:00 p.m. (New York City time) on the date specified herein. Any payment received by Administrative Agent later than 12:00 p.m. (New York City time), at the option of Administrative Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)     Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(iii)     Unless Administrative Agent receives notice from Borrower Representative prior to the date on which any payment is due to Lenders that Borrowers will not make such payment in full as and when required, Administrative Agent may assume that Borrowers have made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)     Apportionment and Application.

(i)     Except as may otherwise be agreed among Lenders, aggregate principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of the fees and expenses (other than fees or expenses designated for Administrative Agent’s sole and separate account after giving effect to any agreement with Lenders) shall, as applicable, be apportioned ratably among Lenders (according to the unpaid principal balance of the Obligations to which such fees and expenses relate held by each Lender). Except as otherwise provided in clause (b)(iii) below or Section 2.3(c)(i), (ii) and (iii), all payments shall be remitted to Administrative Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by Administrative Agent after the occurrence of an Event of Default, shall be applied as follows:

(A)     first, to pay any Lender Group Expenses then due to Administrative Agent or any of Lenders under the Loan Documents, until paid in full,

(B)     second, to pay any fees then due to Administrative Agent (for its separate account, after giving effect to any agreements between Administrative Agent and the individual Lenders) under the Loan Documents, until paid in full,

(C)     third, to pay any fees then due to any or all of Lenders (after giving effect to any agreements between Administrative Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(D)     fourth, ratably to pay accrued and unpaid Cash Interest and PIK Interest due in respect of the Loans, until paid in full,

(E)     fifth, ratably to pay all outstanding principal amounts of the Loans then due and payable, until paid in full,

(F)     sixth, ratably, to pay the Make-Whole Premium, the Non-Call Make Whole Premium or any Prepayment Premium then due and owing by Borrowers, until paid in full,

(G)     eighth, to pay any other Obligations, until paid in full, and

(H)     ninth, to Borrowers (to be remitted by wire transfer to an account designated by Borrower Representative) or such other Person entitled thereto under applicable law.

For purposes of the foregoing (other than clause (H)), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (H), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(ii)     Administrative Agent promptly shall distribute to each Lender at such account and address as provided in the Register, as applicable, such funds as it may be entitled to receive.

(iii)     In each instance, so long as no Default or Event of Default has occurred and is continuing, this Section 2.3(b) shall not be deemed to apply to any payment by Borrowers specified by Borrower Representative to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(c)     Repayments; Prepayments.

(i)     Repayments. On the Maturity Date, Borrowers shall repay the aggregate principal amount of all outstanding Loans plus all accrued and unpaid Cash Interest and PIK Interest, together with all other Obligations.

(ii)     Optional Payments. Subject to Section 2.3(c)(vii), Borrowers may prepay the Loans, without premium or penalty except as provided in Section 2.3(c)(vi) below, upon irrevocable notice to Administrative Agent of not less than thirty (30) days, ratably as to each Lender, in (x) whole, but not less than whole, on or before the Second Anniversary, and (y) the minimum principal amount of $5,000,000 or (to the extent in excess of $5,000,000) integral multiples of $1,000,000 thereof (unless the outstanding principal amount of all Loans is less than $5,000,000, then such prepayments shall be equal to such outstanding principal amount) at any time after the Second Anniversary. Such notice shall be in the form acceptable to Administrative Agent and shall specify the date and amount of such prepayment. Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)     Mandatory Prepayments.

(A)     Maturity. Borrowers shall immediately prepay the outstanding principal amount of the Loans if the Loans (on terms set forth in Section 2.3(c)(ii) and otherwise in accordance with this Agreement) are accelerated in accordance with the Loan Documents for any reason prior to the Scheduled Maturity Date.

(B)     Dispositions. Unless the Majority Lenders otherwise agree, immediately upon any voluntary or involuntary Disposition by any Loan Party of property or assets (other than disposition of Network Assets in the ordinary course of business for proceeds less than (x) $25,000 in any single transaction or series of related transactions, and (y) $100,000 in the aggregate during any Fiscal Year, and other dispositions made in accordance with Section 7.4), Borrowers shall immediately prepay the outstanding Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this Section 2.3(c)(iii)(B) shall permit any Loan Party to sell or otherwise dispose of any Property other than in accordance with Section 7.4.

(C)     Extraordinary Proceeds. Unless the Majority Lenders otherwise agree, if any Loan Party shall receive Extraordinary Proceeds then, unless a Reinvestment Notice shall be delivered in respect thereof within fifteen (15) Business Days of the receipt of such Extraordinary Proceeds, Borrowers shall prepay the outstanding Loans in an amount equal to 100% of such Extraordinary Proceeds within ten Business Days following receipt thereof; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, Borrowers shall prepay the outstanding Loans in an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.

(D)     Indebtedness. Unless the Majority Lenders otherwise agree, immediately upon the issuance or incurrence by any Loan Party of any Indebtedness (other than Permitted Indebtedness or Indebtedness permitted under Section 7.1), Borrowers shall immediately prepay the outstanding Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance or incurrence. Nothing contained in this Section 2.3(c)(iii)(D) shall permit any Loan Party to issue or incur any Indebtedness other than in accordance with the terms and conditions of this Agreement.

(E)     Issuance of Capital Stock. Unless the Majority Lenders otherwise agree, immediately upon the receipt of any capital contribution or the issuance by any Loan Party of any Capital Stock (other than common stock or Permitted Preferred Stock), Borrowers shall immediately prepay the outstanding Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such receipt or issuance. Nothing contained in this Section 2.3(c)(iii)(E) shall permit any Loan Party to issue Capital Stock other than in accordance with the terms and conditions of this Agreement.

(F)     Change of Control. Unless the Majority Lenders otherwise agree, immediately upon the occurrence of any Change of Control, Borrowers shall immediately prepay all outstanding Loans by payment of the COC Redemption Price together with all other Obligations.

(iv)     Accrued Interest. Any prepayment made pursuant to Section 2.3(c) shall be accompanied by accrued and unpaid Cash Interest and PIK Interest, if any, to the Prepayment Date.

(v)     Cumulative Prepayments. Except as otherwise expressly provided in Section 2.3(c)(iii), payments with respect to any subsection of Section 2.3(c)(iii) are in addition to payments made or required to be made under any other subsection of Section 2.3(c).

(vi)     Make-Whole Premium & Prepayment Premium. Each prepayment of Loans pursuant to Section 2.3(c)(ii) and Section 2.3(c)(iii) (other than subclause (F)) that is made or in the case of a mandatory payment which becomes due on or before the Second Anniversary shall be made together with the Non-Call Make-Whole Premium. Each such prepayment that is made and each mandatory payment that comes due at any time thereafter shall be made at the percentage set forth in the following chart (herein referred to as the “Prepayment Percentage”) of the principal amount so prepaid (or becoming due), in each case, together with all unpaid interest on the amount so prepaid.

Date of Prepayment	Prepayment Percentage
From the date immediately following the Second Anniversary to and including the date that is the day immediately prior to the third anniversary of the Closing Date	107%
From the third anniversary of the Closing Date to and including the date that is the day immediately prior to the fourth anniversary of the Closing Date	103%
From the fourth anniversary of the Closing Date through and including the date the Loans are paid in full	101%

(vii)     Acquisition Financing. If any Loan Party (the “Acquiring Loan Party”) desires to incur Acquisition Financing, the Borrower Representative shall give notice thereof to the Administrative Agent not less than forty-five (45) days prior to the incurrence of such Acquisition Financing (the “Financing Notice”), which notice shall describe in reasonable detail the Business Acquisition such Acquisition Financing is intended to finance (the “Contemplated Acquisition”) and the terms and conditions of such proposed Acquisition Financing, including the principal amount thereof, the interest rate payable thereunder, the repayment terms thereof, descriptions of any applicable collateral and guarantees, and all other material terms thereof. The Lenders shall have the right to provide all or any portion of the Acquisition Financing under the terms set forth in the Financing Notice. If the Majority Lenders elect to provide all or any portion of the Acquisition Financing, they shall waive compliance with Section 7.1 with respect thereto. If the Majority Lenders do not elect to provide any of the Acquisition Financing and do not waive compliance with Section 7.1 with respect thereto within forty-five (45) days after the giving of the Financing Notice, subject to the consummation of the Acquisition Financing, Borrowers shall promptly (but in no event later than five Business Days) after such consummation, prepay the outstanding principal balance of the Loans, ratably as to each Lender, in whole, but not less than whole. Borrower Representative shall give Administrative Agent at least five Business Days’ prior notice of such prepayment, specifying the date and amount thereof. Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. If (x) the Prepayment Date is on or before the Second Anniversary, such prepayment shall be made together with the Non-Call Make-Whole Premium; and (y) if the Prepayment Date is after the Second Anniversary and (1) the Contemplated Acquisition is not consummated for any reason within ninety (90) days after the giving of the Financing Notice, or (2) the Acquiring Loan Party incurs the Acquisition Financing described in the Financing Notice upon terms more favorable to the lenders thereof than those described in the Financing Notice, then Borrowers shall pay to Administrative Agent, within five (5) Business Days after the occurrence of any event described in clause (1) or (2), the difference between the amount Borrowers would have been required to pay pursuant to Section 2.3(c)(iii) (other than subclause (F)) had they prepaid the Loans in whole on such Prepayment Date pursuant to Section 2.3(c)(iii) (other than subclause (F)) and the amount Borrowers actually paid on such Prepayment Date. Administrative Agent will promptly notify each Lender of its receipt of any such payment and of such Lender’s Pro Rata Share thereof. Nothing in this paragraph shall require any Lender to provide any Acquisition Financing.

(d)     In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

(e)     For purposes of this Agreement, in any mandatory repayment of Loans, the term “Loans” shall include PIK Interest paid and PIK Interest which is due but has not then been paid.

2.4     Interest, Rates, Payments, and Calculations.

(a)     Interest Rate; Payment of Interest. Except as provided in clause (b) below, interest on the unpaid principal amount of the Loans (including any PIK Interest) shall accrue on a quarterly basis and be calculated and payable as follows: (i) interest on the Daily Balance at the Applicable Rate (the “Cash Interest”) is due and payable in arrears in cash on the last day of each Fiscal Quarter and on the Maturity Date (each, an “Interest Payment Date”), and (ii) interest on the Daily Balance at the rate of 4% per annum (the “PIK Interest”) shall accrue in arrears and be added to the principal amount of the Loans on each Interest Payment Date, for so long as there is no Event of Default. If there is an Event of Default, then, thereafter, the interest which would have otherwise been payable in PIK Interest shall be due and payable in arrears in cash on each Interest Payment Date. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. Notwithstanding anything to the contrary contained in this Agreement, if any Loan Party incurs any Qualified Other Debt that requires the current payment of cash interest, then, from and after such incurrence, the Daily Balance shall cease to bear PIK Interest (it being understood that accrued and unpaid PIK Interest shall be added to the principal amount of the Loans at the time of such incurrence notwithstanding anything to the contrary contained in this Agreement) and the Applicable Rate for all purposes of this Agreement shall be a per annum rate equal to the greater of (x) One Month Libor as in effect on such date plus 11%, and (y) 12% per annum. Unless otherwise specifically set forth herein, references in this Agreement to “interest” refer to Cash Interest and PIK Interest.

(b)     Default Rate. If any amount payable by a Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all of such amounts shall bear interest on the Daily Balance thereof at a per annum rate equal to (i) the Applicable Rate plus (ii) (x) two percent (2.0%) during the first 90 days after such non-payment, or (y) five percent (5.0%) thereafter (the “Default Rate”). If an Event of Default has occurred and is continuing, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at the Default Rate, with the reference to “such non-payment” in the preceding sentence being deemed a reference to “such Event of Default” for the purposes of this sentence.

(c)     Computation. All interest and fees chargeable hereunder shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(d)     Intent to Limit Charges to Maximum Lawful Rate. It is the intention of the parties hereto that Administrative Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to Administrative Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to Administrative Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Administrative Agent or any Lender that is contracted for, taken, reserved, charged or received by Administrative Agent or such Lender under any of the Loan Documents or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by Administrative Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Administrative Agent or such Lender, as applicable, to Borrowers); and (ii) if the maturity of the Obligations is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Administrative Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Administrative Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Administrative Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Administrative Agent or such Lender to Borrowers). All sums paid or agreed to be paid to Administrative Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Administrative Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate or amount of interest on account of any Obligations hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to Administrative Agent or any Lender on any date shall be computed at the Highest Lawful Rate (as defined below) applicable to Administrative Agent or such Lender pursuant to this Section 2.4(d) and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Administrative Agent or such Lender would be less than the amount of interest payable to Administrative Agent or such Lender computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender, then the amount of interest payable to Administrative Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender until the total amount of interest payable to Administrative Agent or such Lender shall equal the total amount of interest which would have been payable to Administrative Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 2.4(d). For purposes of this Section 2.4(d), the term “applicable law” means that law in effect from time to time and applicable to the loan transaction between Borrower and Lender Group that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America. For purposes of this Section 2.4(d), “Highest Lawful Rate” means, with respect to Administrative Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under the laws applicable to Administrative Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

2.5     Application of Collections. The receipt of any Collection item by Administrative Agent shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to Administrative Agent Account or unless and until such Collection item is honored when presented for payment; provided, however, that Administrative Agent reserves the right, in its sole discretion, to exclude from such provisional payment the amount of any such Collections that Administrative Agent determines may constitute trust funds (e.g., production taxes, severance taxes, or payroll taxes). Should any Collection item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Administrative Agent only if it is received into Administrative Agent Account on a Business Day on or before 12:00 p.m. New York City time. If any Collection item is received into Administrative Agent Account on a non-Business Day or after 12:00 p.m. New York City time on a Business Day, it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.5 shall be for the exclusive benefit of Administrative Agent.

2.6     Intentionally Omitted.

2.7     Maintenance of Loan Account; Statements of Obligations. Administrative Agent shall maintain an account on its books in the names of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Loans made by Administrative Agent or Lenders to Borrowers or for Borrowers’ account at the time such Loans are made, accrued interest, the fees provided for in Section 2.8 (as and when accrued or incurred) the Make-Whole Premium, the Non-Call Make-Whole Premium or any applicable Prepayment Premium (as and when accrued or incurred) and Lender Group Expenses, and any other payment Obligations of Borrowers not paid when due. The Loan Account will be credited with all payments received by Administrative Agent from Borrowers or for Borrowers’ account. Upon request of the Borrower Representative, Administrative Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate (absent manifest error) and constitute an account stated between Borrowers and Lender Group.

2.8     Fees. Borrowers shall pay to Administrative Agent fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.9     Tax Provisions Applicable to the Loans.

(a)     Intentionally Omitted.

(b)     Tax Treatment. Borrowers, Administrative Agent and each Lender agree that the Loans will be issued with original issue discount, and the Loans and Warrants constitute an investment unit for U.S. federal income tax purposes. The Borrower Representative shall, no later than 10 days after the date any Lender requests a promissory note under Section 2.10(a), make available to such Lender the information described in Treasury Regulation §1.1275-3(b)(1)(i).

2.10     Noteless Agreement.

(a)     No promissory notes shall be required to evidence the payment obligations of any Loans; provided that, nothing herein shall prohibit a Lender from requesting a promissory note from Borrowers and, upon any such request, Borrowers shall provide such Lender with a promissory note in an amount equal to such Lender’s Commitment and otherwise in form and substance reasonably satisfactory to such Lender. Administrative Agent shall maintain in accordance with its usual practice an account or accounts on its books evidencing the obligations of Borrowers resulting from the Loans, including the amounts of principal and interest payable and paid to Lender hereunder. Absent manifest error, entries maintained in said accounts shall be prima facie evidence of the existence and amounts of the Loans and the payment obligations of Borrowers; provided, however, that the failure of Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans.

(b)     Administrative Agent, acting solely for this purpose as a non-fiduciary agent on behalf of Borrowers, agrees to record the Commitments and Loans on the Register. Once recorded on the Register, no Commitment or Loan may be removed from the Register so long as it remains outstanding, absent manifest error.

2.11     Securitization. In addition to any other assignment permitted pursuant to this Agreement, Borrowers hereby acknowledge that each Lender (a “Securitizing Lender”) may, at such Lender’s sole cost and expense, including reasonable fees of Lender’s and Borrowers’ respective counsel to review related amendments, securitize the Loans (a “Securitization”) through the pledge of its Loans as collateral security for loans to such Securitizing Lender or its Affiliates or Related Funds or through the sale of the Loans or the issuance of direct or indirect interests in its Loans, which loans to such Securitizing Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies; provided that no Confidential Information (as defined below) may be disclosed to any Person in connection with any Securitization unless such Person has expressly agreed in writing to maintain the confidentiality of the Confidential Information subject to the disclosures permitted under Section 18.12. Notwithstanding anything contained in this Agreement to the contrary, expenses in connection with a Securitization incurred by each Lender conducting a Securitization shall not constitute Lender Group Expenses. The Loan Parties shall reasonably cooperate with each Securitizing Lender to effect a Securitization including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, (b) providing such information as may be reasonably requested by the Lenders or the applicable rating agencies in connection with the Securitizing Lender, its Affiliates and Related Funds, or any party providing credit support or otherwise participating in the Securitization, including any investors in a securitization entity (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which the Securitizing Lender, its Affiliates and Related Funds or such Securitization Parties may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lender Group in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans, and (ii) agreeing to reimburse the Securitizing Lender, its Affiliates and Related Funds and the other Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1     Conditions Precedent to Loans. The obligation of Lenders to make the Loans on the Closing Date is subject to the fulfillment, to the reasonable satisfaction of Administrative Agent, of each of the following conditions (unless waived by the Administrative Agent) on or before the Closing Date:

(a)     Administrative Agent shall have received each of the following documents (unless waived by the Administrative Agent), in form and substance reasonably satisfactory to Administrative Agent, duly executed (and acknowledged, as the case may be) by all parties and formalities contemplated thereunder, and each such document shall be in full force and effect:

(i)     this Agreement;

(ii)     the Fee Letter and the OID Letter;

(iii)     the Security Agreement, executed by the Loan Parties with respect to all of such Loan Party’s Properties; and

(iv)     Control Agreements with respect to the Funding Account and each Collections Account.

(b)     Borrower shall have conveyed to Melody or its Affiliates (or their respective designee), as the case may be, the Warrants pursuant to the Warrant and Registration Rights Agreement.

(c)     Administrative Agent shall have received a certificate from the Secretary or in the absence of a Secretary, an officer of each Loan Party attesting to the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and authorizing specific officers of such Loan Party to execute the same;

(d)     Administrative Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented through and including the Closing Date, certified by a Responsible Officer or such Loan Party;

(e)     Administrative Agent shall have received a certificate of status with respect to each Loan Party, dated within five Business Days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(f)     Administrative Agent shall have received certificates of status with respect to each Loan Party, each dated within five Business Days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(g)     Administrative Agent shall have received certificates of insurance, which name Administrative Agent for the benefit of the Secured Parties as lender’s loss payee and additional insured on all of such Loan Party’s policies of insurance as are required by Section 6.8, in each case, in form and substance reasonably satisfactory to Administrative Agent;

(h)     Administrative Agent shall have received (i) all financing statements required by Administrative Agent, (ii) searches of each Loan Party from all recording offices as Administrative Agent may require, each such search dated a date within 30 days of the Closing Date, and (iii) all other agreements, documents or instruments reasonably required by Administrative Agent in its discretion to evidence that first-priority security interests (subject only to Permitted Liens) in all of the Collateral granted to Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents;

(i)     Administrative Agent shall have received an opinion of the Loan Parties’ corporate and regulatory counsels in form and substance reasonably satisfactory to Administrative Agent in its sole discretion;

(l)     Administrative Agent shall have completed its business, legal, environmental and collateral due diligence, including (i) a collateral audit and review of the Loan Parties’ books and records and verification of the Loan Parties’ representations and warranties to Administrative Agent, the results of which shall be satisfactory to Administrative Agent, (ii) an inspection of such locations of Loan Parties as shall be required by Administrative Agent, the results of which shall be satisfactory to Administrative Agent, (iii) a review and analysis of Loan Parties’ existing insurance policies and (iv) background and credit checks on each of the Loan Parties and certain Financial Officers of the Loan Parties;

(m)     Administrative Agent shall have received a certificate executed by a Financial Officer of Borrower Representative, to such effect, that as of the Closing Date, (i) no Default or Event of Default exists or would reasonably be likely to result from the borrowing of the Loans on the Closing Date, (ii) the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects, and (iii) there has not occurred any Material Adverse Change since December 31, 2013;

(n)     Administrative Agent shall have received all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement and the other Loan Documents to the extent then due and payable on the Closing Date, minus any remaining amount of the Expense Advance (as defined in the Letter of Intent, including to the extent invoiced, all reasonable fees, expenses and disbursements of one counsel for Administrative Agent for the period covered by such invoice, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses; provided, that, such estimate shall not thereafter preclude further settling of accounts between Borrowers and Administrative Agent with respect to such reasonable, documented and invoiced fees and expenses, including any fees and reasonable, documented and invoiced expenses incurred after the period covered by such invoice;

(o)     no Default or Event of Default shall have occurred and be continuing on the Closing Date, nor shall either be reasonably likely to result from the making of such Loans;

(p)     no Material Adverse Change shall have occurred as of the Closing Date or shall be reasonably likely result from the making of such Loans; and

(q)     Borrower Representative shall have delivered a Borrowing Request.

The borrowing of the Loans shall be deemed to constitute a representation and warranty by Borrowers on the date thereof as to the matters specified in clauses (o) and (p) of this Section 3.1.

3.2     Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and Lender Group.

4.	TAXES.

4.1     Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required by applicable law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section) Administrative Agent or Lender (or its Tax Related Person), as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings and (iii) such Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)     Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Indemnification by Borrower. Borrowers shall jointly and severally indemnify the Administrative Agent and each Lender (and each of its Tax Related Persons), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender (or any of its Tax Related Persons), as the case may be, on or with respect to any payment by or on account of any obligation of Borrowers, and any penalties and interest arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate containing a copy of a receipt or other document issued by a Governmental Authority reflecting the payment or assessment of the Taxes subject to indemnification delivered to Borrower Representative by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender (or its Tax Related Person), and setting forth the amount of such payment or liability reasonably necessary to compensate Administrative Agent or such Lender (or its Tax Related Person), as the case may be, shall be conclusive absent manifest error.

(d)     Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that Borrowers have not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to Lender from any other source against any amount due to Administrative Agent under this paragraph (d).

(e)     Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority or when otherwise required by applicable law, such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)     Status of Lenders.

(i)     Any Foreign Lender that is entitled to an exemption from or reduction of U.S. withholding Tax shall deliver to Borrower Representative (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower Representative or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without U.S. withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower Representative or Administrative Agent, shall deliver such other U.S. documentation prescribed by applicable law or reasonably requested by Borrower Representative or Administrative Agent as will enable Borrower Representative or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(f)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing clause any Lender (x) that is not a Foreign Lender shall deliver duly completed copies of Internal Revenue Service Form W-9, and (y) any Foreign Lender shall deliver whichever of the following is applicable:

(A)     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)     duly completed copies of Internal Revenue Service Form W-8ECI,

(C)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the IRC, (x) a certificate to the effect that the interest payments are not effectively connected with the United States trade or business conducted by such Foreign Lender, and that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the IRC, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the IRC and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D)     any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower Representative to determine the withholding or deduction required to be made.

The forms and certificates that are required to be delivered by a Lender pursuant to this Section shall be delivered by the applicable Lender to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower Representative or Administrative Agent) and, in each case, only to the extent that a Lender is legally entitled to deliver such forms and certificates. Each Lender agrees that if any documentation previously delivered by it expires or becomes obsolete or invalid, it shall promptly update such documentation and deliver it to Borrower Representative and Administrative Agent or, if it is legally unable to do so, notify Borrower Representative and Administrative Agent of such inability.

(g)     Treatment of Certain Refunds. If Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, incurred in connection with such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

4.2     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then, if so requested by Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender at the request of Borrower Representative in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 in an amount disproportionate to the amount Borrowers are required to pay any other Lender or such Governmental Authority for the account of such other Lender pursuant to such Section, then Borrowers may, at their sole expense and effort, upon notice by the Borrower Representative to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)     Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 15.2;

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii)     in the case of any payments required to be made pursuant to Section 4.1, such assignment will result in the elimination of such compensation or payments thereafter; and

(iv)     such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

4.3     Representation and Warranties and Covenants of the Lenders.

    (a)     Representations and Warranties. Each Lender and the Administrative Agent represent and warrant to the Borrowers that, as of the date hereof, there is no Lender in the Lender Group (including, without limitation, any Foreign Lender) that could result in a requirement pursuant to any Legal Requirements in effect as of the date hereof, for the Borrowers to pay to the Lenders or any other third party (including, without limitation, any Governmental Authority) any Indemnified Taxes or Other Taxes pursuant to Section 4.1(c) of the Agreement.

      (b)      Covenants. Notwithstanding any contrary provision contained in this Agreement (including, without limitation, Sections 2.11, 15.2, and 15.4), each Lender agrees that, without the consent of the Borrower Representative exercised in its sole discretion, such Lender will not (i) securitize the Loans to a Securitizing Lender, (ii) assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) directly or indirectly to an Eligible Assignee, or (iii) sell participations to any Participant (as defined in Section 15.4 below) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it), if as a result of such securitization, assignment or grant of participant rights, the Borrower will be required to pay any Indemnified Taxes or Other Taxes to any Lender pursuant to Section 4.1(c) of this Agreement.

(c)     Breach of Representations and Warranties or Covenant. A breach by any Lender of any representation and warranty or covenant set forth in this Section 4.3 shall relieve the Borrowers from its obligations to pay the Lenders any Indemnified Taxes or Other Taxes that were incurred as a direct or indirect result of any such breach. The foregoing shall constitute Borrowers’ sole remedy for such breach.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce Lender Group to enter into this Agreement, Borrowers hereby jointly and severally make the following representations and warranties to Lender Group which shall be true, correct, and complete in all material respects as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1     No Encumbrances; Perfected Security Interests. The Loan Parties have good title to all Collateral, in each case, free and clear of all Liens (except for Permitted Liens). No Loan Party has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect any Permitted Liens. The Security Agreements, together with the filing of appropriate UCC financing statements in favor of Administrative Agent, on behalf Lenders, and the possession of the certificates evidencing the Capital Stock comprising part of the Collateral, create valid and perfected first priority liens on and security interests in the Collateral (subject solely to any Permitted Liens and subject to the provisions of the Security Agreements regarding delivery of Control Agreements after the Closing Date) in favor of Administrative Agent, for the benefit of Lenders, securing the payment of the Obligations. Certificates representing all of the Capital Stock in the Subsidiaries that are purported to comprise part of the Collateral have been delivered to Administrative Agent as required under the terms of the Security Agreements, together with undated stock powers or other appropriate powers duly executed in blank; all filings and other actions of or by any Loan Party required hereunder, under any Security Agreement or requested by the Administrative Agent necessary to perfect and protect the liens and security interests of Administrative Agent in the Collateral have been duly made or taken and are in full force and effect or will be duly made or taken in accordance with the terms of the Loan Documents; and all filing fees and recording taxes due and payable have been paid in full.

5.2     Location of Chief Executive Offices; Accounting Records; FEIN. The chief executive office of each of the Loan Parties is set forth on Schedule 5.2. The accounting books and records of the Loan Parties are located principally at the chief executive office of Borrower Representative as set forth on Schedule 5.2, or such other location specified in a notice delivered pursuant to Section 7.5. The FEIN numbers for the Loan Parties are set forth on Schedule 5.2.

5.3     Due Organization and Qualification; Subsidiaries.

(a)     Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could be expected to constitute a Material Adverse Change. Each Subsidiary is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could be expected to constitute a Material Adverse Change.

(b)     Set forth on Schedule 5.3(b), is a complete and accurate list of Parent’s direct and indirect Subsidiaries as of the Closing Date, showing: (i) the jurisdiction of their incorporation or organization; (ii) the number of shares of each class of common and preferred Capital Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable. Except as provided on Schedule 5.3(b), as of the Closing Date, the Loan Parties have no direct or indirect equity interest in (and no joint venture interest with or in) any Person. Except as set forth on Schedule 5.3(b), no Capital Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Capital Stock) of any direct or indirect Subsidiary of Parent is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Capital Stock or any security convertible into or exchangeable for any of Capital Stock.

5.4     Due Authorization; No Conflict.

(a)     The execution, delivery, and performance by each Borrower of this Agreement and by each Loan Party of the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower and such other Loan Parties.

(b)     The execution, delivery, and performance by each Borrower of this Agreement and by each Loan Party of the other Loan Documents to which it is a party do not and will not (i) violate any provision of any Legal Requirement (including Regulations U and X of the Federal Reserve Board) applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, except where such violations would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Significant Contract except where such conflict, breach or default would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change, (iii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Loan Party, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, other than Liens securing the Obligations, or (v) require any approval of the shareholders of any Loan Party or any approval or consent of any Person under any Significant Contract, except for any such approval or consent that has been obtained and except where failure to obtain such approval or consent would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change.

(c)     Other than the taking of any action expressly required under this Agreement and the Loan Documents, the execution, delivery, and performance by Borrowers of this Agreement and the Loan Documents to which Borrowers or the other Loan Parties are a party does not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

(d)     This Agreement and the other Loan Documents to which each Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party, will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)     The Liens granted by each Loan Party to Administrative Agent, for the benefit of the Secured Parties, in and to its Property pursuant to this Agreement and the other Loan Documents are validly created and first priority perfected Liens, subject only to Permitted Liens and Liens perfected only by possession, to the extent Administrative Agent has not obtained or does not maintain possession of such Collateral.

5.5     Claims, Disputes, and Litigation. There are no Adverse Proceedings pending by or against any Borrower before any Governmental Authority and Borrowers do not have Knowledge of any pending or threatened Adverse Proceeding involving any Loan Party, except for: (a) ongoing collection matters in which such Loan Party is the claimant, petitioner or plaintiff, (b) the litigation commenced prior to the Closing Date and disclosed on Schedule 5.5 and (c) other matters that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

5.6     No Material Adverse Change. There has not been a Material Adverse Change since December 31, 2013.

5.7     No Fraudulent Transfer. No transfer of Property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.8     Employee Benefits. No Borrower, nor any of its Subsidiaries or ERISA Affiliates, maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.8 (as updated from time to time after the Closing Date solely for informational purposes and not to correct any mistake in or omission from Schedule 5.8 as of the Closing Date upon delivery by Borrower Representative to Administrative Agent of a supplemental Schedule). Each Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected, individually or in the aggregate, to result in a Material Adverse Change. No Borrower, nor any of its Subsidiaries or ERISA Affiliates, nor any fiduciary of any Plan, is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement.

5.9     Environmental Condition. No Environmental Lien has attached to any revenues or to any real or personal property owned or operated by any Loan Party. Except with respect to any summons, citation, claim, notice or directive that could not reasonably be expected to result in liability to the Loan Parties in excess of $100,000 individually or $200,000 in the aggregate, no Loan Party has received a summons, citation, claim, notice, or directive from the Environmental Protection Agency or any other federal, state, or local governmental environmental or occupational safety agency concerning any action or omission by any Loan Party. To Borrowers’ Knowledge, except with respect to any disposal, release, or threatened release that could not reasonably be expected to result in liability to the Loan Parties in excess of $100,000 individually or $200,000 in the aggregate, no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on, to, or from any Property of any Loan Party except in compliance with Environmental Laws and in a manner that does not pose an imminent and substantial endangerment to public health or welfare or the environment. No Borrower nor any of its Subsidiaries has any known liability (contingent or otherwise) in connection with any release or threatened release of any oil, Hazardous Material or solid waste into the environment that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. To Borrowers’ Knowledge, (A) all Hazardous Materials and solid waste, if any, generated at any and all Property of the Loan Parties have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and (B) all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

5.10     Compliance with Law; Permits; Properties. Each Loan Party (i) has all Permits required by any Legal Requirement for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance in all material respects with each Permit applicable to it and in compliance in all material respects with all other Legal Requirements relating to it or any of its respective Properties, and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Legal Requirements with any Governmental Authority and has retained all material records and documents required to be retained by it under all Legal Requirements, except where such failure to timely file or retain records could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. No Permit is the subject of any pending or, to any Borrower’s Knowledge, threatened challenge or revocation. No Loan Party is aware of any event or circumstance constituting noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC except, in each case, where the failure to have, comply or file could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. Except for such acts or failures to act as do not result in and could not be expected to result in a Material Adverse Change, the Properties of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts pertaining thereto. No Loan Party has entered into, and Properties of the Loan Parties are not subject to, any agreements, consent orders, administrative orders or similar obligations based on a violation or alleged violation of Legal Requirements. To the extent requested by the Administrative Agent, the Loan Parties have delivered to the Administrative Agent a true and complete copy of each Permit.

5.11     Insurance. Schedule 5.11 attached hereto contains an accurate and complete description as of the Closing Date of all material policies of insurance owned or held by each Loan Party. All such policies are in full force and effect, name each Loan Party as a named insured, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. No Loan Party has been refused any bonds or insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary bond or policy limits, by any bonding company or insurance carrier to which it has applied for any such bond or insurance or with which it has carried insurance during the last three years.

5.12     Hedging Agreements. No Loan Party is party to a Hedging Agreement.

5.13     Brokerage Fees. Except as set forth on Schedule 5.13, no brokerage commission or finder’s fees has or shall be incurred or payable in connection with or as a result of Borrowers’ obtaining financing from Lender Group under this Agreement. Except as disclosed on Schedule 5.13, no proceeds of any Loans have been used, either directly or indirectly, to pay any commissions or fees set forth on Schedule 5.13.

5.14     Intellectual Property. Each Loan Party owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets and know-how (collectively, the “Intellectual Property”) that are necessary for the operation of its business as currently conducted. No claim is pending or, to the Knowledge of Borrowers, threatened, to the effect that any Loan Party infringes upon, or conflicts with, the asserted rights of any other Person under any Intellectual Property, and to Borrowers’ Knowledge there is no basis for any such claim (whether pending or threatened).

5.15     Significant Contracts; No Default or Burdensome Restrictions. The Significant Contracts are in full force and effect in accordance with their respective terms, and there exist no defaults in the performance of any obligation thereunder except where such defaults would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change. Additionally, Borrowers have no Knowledge of any event that with notice or lapse of time, or both, would constitute a default under any Significant Contract. No Loan Party is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of any Permit, applicable law or governmental regulation that could reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change. No Loan Party presently anticipates that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to result, individually or in the aggregate, in a Material Adverse Change. No Loan Party is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to any Borrower or any Subsidiary or to transfer any of its assets or properties to any Borrower or any Subsidiary in each case other than existing under or by reason of the Loan Documents or Legal Requirements.

5.16     Accounts. Set forth on Schedule 5.16 are all of the DDAs, securities accounts and commodities accounts of the Loan Parties, including, with respect to each depository, securities intermediary or commodities intermediary, as the case may be, (i) the name and address of such depository, securities intermediary or commodities intermediary, (ii) the account numbers of the accounts maintained with such depository, securities intermediary or commodities intermediary and (iii) designated each applicable accounts as the Funding Account or a Collections Account.

5.17     Complete Disclosure. Each Loan Party has disclosed to Lender Group all agreements, instruments and corporate or other restrictions to which such Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No financial statement, material report, material certificate or other material information furnished, taken together as a whole, by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.18     Investment Company Status. No Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.19     Tax Returns and Payments. Each Loan Party has duly filed or caused to be filed all material federal, state, local and other tax returns required by Legal Requirements to be filed, and has paid, or made adequate provision for the payment of, all material federal, state, local and other Taxes which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the Loan Parties for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of any Borrower, other investigation by any Governmental Authority of the tax liability of any Loan Party, and none of the Borrowers is aware of any proposed material Tax assessment against it or any other Loan Party. No Governmental Authority has asserted any Lien or other claim against any Loan Party with respect to unpaid taxes which has not been discharged or resolved other than Permitted Liens. The charges, accruals and reserves on the books of the applicable Loan Parties in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the applicable Loan Party are in accordance with GAAP.

5.20     Labor Matters. As of the Closing Date, (a) no Loan Party is party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees; and (b) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the Knowledge of Borrowers, threatened or contemplated. The hours worked by and payments made to employees of the Loan Parties have not been in material violation of the Fair Labor Standards Act or any other Legal Requirement dealing with such matters. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

5.21     Anti-Corruption Laws and OFAC. To the Knowledge of Parent, the Loan Parties and their respective directors, officers, employees and agents (in acting on behalf of a Loan Party) are in compliance with Anti-Corruption Laws in all material respects. No Loan Party is in violation of any of the country or list-based economic and trade sanctions administered and enforced by OFAC. No Loan Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any of its assets located in Sanctioned Entities; or (c) derives any revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. Borrowers will not use the proceeds of any Loan hereunder to fund any operation in, finance any investments or activities in, or make payments to, a Sanctioned Person or Sanctioned Entity or in violation of any Anti-Corruption Law.

5.22     Solvency. After giving effect to any contribution provisions contained in any Loan Documents, each of the Loan Parties is Solvent.

5.23     No Foreign Subsidiaries. No Loan Party has any Subsidiaries that are organized outside of the United States or formed under the laws of a jurisdiction other than the United States.

5.24     Financial Statements. The audited financial statements of the Loan Parties for the fiscal year ended December 31, 2013 and the unaudited financial statements of the Loan Parties dated June 30, 2014 are complete and correct in all material respects and fairly present on a consolidated basis the assets, liabilities and financial position of the Loan Parties as at the dates of such financial statements, and the results of the operations and changes of financial position for the periods then ended (other than customary year–end adjustments and lack of footnotes for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material Indebtedness and other material liabilities, direct or contingent, of the Loan Parties as of the dates thereof, including material liabilities for taxes, commitments and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

5.25     Absence of Defaults. To the Knowledge of the Borrowers, no event has occurred or is continuing which constitutes a Default or an Event of Default.

5.26     Casualty Events. To the Knowledge of the Borrowers, no Casualty Event has occurred since December 31, 2013 which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

5.27     FCC Licenses. All licenses issued to any Loan Party by the FCC are set forth on Schedule 5.27, as of the date set forth therein. The Loan Parties possess such valid and current licenses and authorizations issued by the FCC as are required to conduct their respective businesses as currently conducted and such licenses are in full force and effect, except as otherwise disclosed on Schedule 5.27.  Except as disclosed in Schedule 5.27, no such FCC license is subject to: (i) any pending modification or amendment, (ii) any revocation proceedings, (iii) any event, which with the giving of notice or the lapse or time or both, would constitute grounds for revocation, (iv) any condition, event or occurrence existing, or any proceeding conducted or threatened by a Governmental Authority, which would reasonably be expected to cause the termination, suspension, cancellation, or nonrenewal thereof, or the imposition of any penalty, or fine, or (v) an outstanding decree, decision, judgment, or order that has been issued by the FCC, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. All material fees required by the FCC to be paid as of the date hereof have been timely and fully paid.  No Loan Party is required to obtain a Permit from any PUC in order to conduct its wireless business.  No Loan Party has received any notice of complaint, investigation or decision of a state PUC regarding its wireless operations.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that until payment and performance in full of the Obligations, such Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1     Financial Reporting.

(a)     Provide Administrative Agent (who shall promptly provide a copy of the same to each Lender) with the following documents and information at the following times in form reasonably satisfactory to Administrative Agent during the term of this Agreement:

(i)      Annual Financial Statements. As soon as available, but in any event within 90 days (or such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K) after the end of each Fiscal Year plus the term of any extensions permitted to be taken by Parent in accordance with SEC rules and regulations in respect of such annual reports, a copy of the audited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, of stockholders' equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, audited and reported on by Marcum LLP or another firm of independent certified public accountants reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. Information required to be delivered pursuant to this Section 6.1(a)(i) and Section 6.1(a)(ii) may be delivered by electronic communication pursuant to procedures approved by Administrative Agent pursuant to Section 12.2, such approval not to be unreasonably withheld or delayed.

(ii)      Quarterly Financial Statements. As soon as available, but in any event not later than 45 days (or such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q) after the end of each of the first three Fiscal Quarters of each Fiscal Year plus the term of any extensions permitted to be taken by Parent in accordance with SEC rules and regulations in respect of such quarterly reports, the unaudited condensed consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited condensed consolidated statements of operations, of stockholders’ equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as presenting fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of their operations and their cash flows for the period then ended in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of footnote disclosures as permitted under the rules of the SEC).

(iii)      Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 6.1(a)(i) or Section 6.1(a)(ii), a Compliance Certificate executed by a Financial Officer of Borrower Representative (A) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) enclosing deposit and securities accounts statements demonstrating compliance with Section 6.16, and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered pursuant to Section 6.1(a)(i) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(iv)      Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 6.1(a)(i) and to the extent there has been a change in insurance coverage of any Loan Party since the last delivery of insurance certificates to Administrative Agent, deliver to Administrative Agent a certificate of insurance coverage from each insurer or broker with respect to the insurance required by Section 6.8, in form and substance reasonably satisfactory to Administrative Agent, and, if requested by Administrative Agent or any Lender, all copies of the applicable policies.

(v)      Reports to Shareholders and Filings with SEC. Within three days after the same are sent, deliver to Administrative Agent copies of all financial statements and reports that Parent sends to the holders of any class of its debt securities or public equity securities generally and, within three days after the same are filed, copies of all statements and reports that Parent may file with the SEC which are not otherwise required to be delivered to Administrative Agent pursuant hereto. Information required to be delivered by this Section 6.1(a)(v) may be delivered by electronic communication pursuant to procedures approved by Administrative Agent pursuant to Section 12.2).

 (vi)      Other Accounting Reports. Promptly upon receipt thereof, deliver to Administrative Agent a copy of each report or management letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any Loan Party, and a copy of any response by such Loan Party, or the board of directors (or equivalent governing body) of such Loan Party, to such management letter or report.

(vii)      Annual Budget. As soon as available and in any event within 30 days after the end of each Fiscal Year, commencing with the fiscal year ending December 31, 2014, deliver to Administrative Agent a detailed consolidated budget of all estimated selling expenses and general and administrative expenses of the Loan Parties for the following four fiscal quarters (the “Budgeted SG&A Expenses”), which Budgeted SG&A Expenses shall in each case be accompanied by a certificate of a Financial Officer of Borrower Representative stating that such Budgeted SG&A Expenses are based on reasonable estimates, information and assumptions and that such Financial Officer of Borrower Representative has no reason to believe that such Budgeted SG&A Expenses are incorrect or misleading in any material respect.

(b)      Quarterly Calls. A Responsible Officer of Parent will hold and participate in one conference call per quarter with the Lender Group, and at such other times as the Administrative Agent requests, to discuss information delivered pursuant to Section 6.1(a) regarding Parent’s business on a consolidated basis. Parent will hold such conference call following the last day of each fiscal quarter of Parent and not later than five (5) Business Days from the time that Parent delivers the information as set forth in Section 6.1(a)(ii). Parent will provide Administrative Agent with at least three (3) Business Days' advance notice of such calls.

6.2     Collateral Reporting. Provide Administrative Agent (who shall promptly provide a copy of same to each Lender) with the following documents at the following times in form reasonably satisfactory to Administrative Agent during the term of this Agreement:

(a)     Notice of Casualty Events. Promptly following such Borrower’s Knowledge thereof, and in any event within five (5) Business Days thereof, notify Administrative Agent of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(b)     Notices under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement or report furnished to any Person by such Borrower or notices furnished by such Borrower to any other Person, pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to Lenders pursuant to this Agreement.

(c)     Notices of Corporate Changes. Prompt written notice (and in any event within thirty (30) days prior thereto) of any proposed change to the Governing Documents or any preferred stock designation of such Borrower or any of its Subsidiaries.

(d)     Disclosure Updates. Promptly and in no event later than ten (10) Business Days after obtaining Knowledge thereof, (i) notify Administrative Agent if any written information, exhibit, or report furnished to any member of the Lender Group contained when made any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (ii) correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof. Such notice or correction shall neither constitute a waiver of any Default or Event of Default nor shall it affect any rights of Administrative Agent and Lenders under Article 9.

(e)     Other Requested Information. Promptly following any request therefor, (i) copies of all material reports and written information to and from (A) the FCC with jurisdiction over the property or business of any Loan Party or (B) the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor or other agencies or authorities concerning environmental, health or safety matters, and (ii) such other reasonable information regarding the operations, business affairs and financial condition of any Loan Party (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as Administrative Agent may reasonably request.

6.3     Notices of Material Events. Deliver to Administrative Agent (who shall promptly deliver a copy of the same to each Lender) prompt written notice of the following:

(a)     the occurrence of any Default or Event of Default;

(b)     the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting such Borrower or any of its Subsidiaries not previously disclosed in writing to Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to Lenders that (x) seeks injunctive relief, or (y) could reasonably be expected to result in liability in excess of $100,000 net of insurance coverage, including normal deductibles;

(c)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $100,000;

(d)     the giving or receipt of any notice of breach or default under any Significant Contract; and

(e)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this Section 6.3 shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4     Existence. Unless otherwise expressly permitted pursuant to Section 7.3, at all times preserve and keep in full force and effect the valid existence and good standing of such Borrower and its Subsidiaries and any rights and franchises material to the business of each such Person.

6.5     Performance of Obligations under Loan Documents.

(a)     Pay the Loans according to the terms hereof and do and perform every act and discharge all of the obligations to be performed and discharged by such Borrower or its Subsidiaries under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

(b)     Make payments hereunder and under the other Loan Documents by or on behalf of such Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes or Other Taxes.

6.6     Operation and Maintenance of Properties, Professional Staff and Licenses.

(a)     Operate its material Properties or cause such material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all governmental requirements, including applicable Environmental Laws, except, in each case, where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

(b)     Keep and maintain in good repair, working order, condition, and efficiency (ordinary wear and tear excepted) all of its Properties, including all equipment, machinery and facilities, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(c)     Perform all acts and execute such documents as Administrative Agent may reasonably require in order to maintain the existence, perfection and first priority of Administrative Agent’s Lien on the Collateral, subject to Permitted Liens.

(d)     Comply in all material respects with the terms and conditions set forth in the Significant Contracts.

(e)     Obtain and maintain all licenses, permits and authorizations (including FCC licenses) as are necessary and material to operate its business in accordance with all Legal Requirements.

6.7     Taxes.

(a)     Pay all Taxes that are not subject to a Permitted Protest due or payable by, or imposed, levied, or assessed against such Borrower (or any Subsidiary of such Borrower) or any of its property or assets to be paid in full, before delinquency;

(b)     Make timely payment or deposit of all such federal, state, and local Taxes, assessments, or contributions that are not subject to a Permitted Protest required of it (or a Subsidiary of such Borrower) by law, and execute and deliver to Administrative Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto;

(c)     Make timely payment or deposit of all Tax payments and withholding Taxes required of it and its Subsidiaries by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, and, upon request, furnish Administrative Agent with proof reasonably satisfactory to Administrative Agent indicating that such Borrower has made such payments or deposits; and except, in each case, to the extent that (x) the validity of any such assessment, Tax, contribution or withholding described in this Section 6.7 shall be the subject of a Permitted Protest or (y) the failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.8     Insurance.

(a)     Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to Administrative Agent, its successors and/or assigns, as their interests may appear and such policies shall name Administrative Agent for the benefit of the Secured Parties as “additional insured” or “sole loss payee”, as applicable, and provide that no cancellation, material reduction in amount or material change in coverage shall be effective until at least thirty (30) days after receipt by Administrative Agent of notice thereof. All such policies of insurance shall include a waiver of subrogation and otherwise be in such form, with such companies, in such amounts and with deductibles as may be reasonably satisfactory to Administrative Agent. Upon Administrative Agent’s written request, such Borrower shall deliver to Administrative Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

(b)     Subject to Section 2.3(c)(iii)(C), to the extent not otherwise designated for the satisfaction of third party claims, any monies received as payment for any loss under any insurance policy, including the insurance policies mentioned above, shall be applied, at such Borrower’s option and to the extent possible, to remedy the Casualty Event.

6.9     Compliance with Laws. Comply with the requirements of all Legal Requirements, including all Environmental Laws, the Fair Labor Standards Act and the Americans With Disabilities Act, other than Legal Requirements, the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change, and provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests.

6.10     Environmental Matters.

(a)     Promptly notify Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority of which such Borrower or any of its Subsidiaries has Knowledge in connection with any Environmental Laws that would reasonably be expected to result in a liability or obligation exceeding $100,000.

(b)     To the extent in such Borrower’s possession, custody or control, provide to Administrative Agent reports of audits and tests of environmental compliance or conditions as may be reasonably requested by Administrative Agent or as otherwise required to be obtained by any Governmental Authority in connection with such Borrower’s or its Subsidiaries’ existing and hereafter acquired material Properties.

(c)     Keep any property either owned or operated by such Borrower or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, and promptly provide Administrative Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of such Borrower or any of its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or any of its Subsidiaries that reasonably could be expected to result in a Material Adverse Change, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.11     Employee Benefits.

(a)     Cause to be delivered to Administrative Agent: (i) promptly, and in any event within ten (10) Business Days after such Borrower or any of its Subsidiaries obtains Knowledge that an ERISA Event has occurred that has resulted in or reasonably could be expected to result in a Material Adverse Change, a written statement of a Financial Officer of such Borrower describing such ERISA Event and any action that is being taking with respect thereto by such Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC, (ii) promptly, and in any event within three (3) Business Days after such Borrower or any of its Subsidiaries obtains Knowledge of the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by such Borrower, any of its Subsidiaries or, to the Knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after Borrower or any of its Subsidiaries obtains Knowledge of the receipt by such Borrower, any of its Subsidiaries or any ERISA Affiliate, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b)     Cause to be delivered to Administrative Agent, upon Administrative Agent’s request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of such Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) to the extent available to such Borrower, all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any material information that has been provided to such Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of such Borrower or its Subsidiaries under any Retiree Health Plan.

6.12     Further Assurances.

(a)     At Administrative Agent’s reasonable request, promptly cure any defects in the creation or issuance of the Obligations or the execution or delivery of the Obligations and/or Loan Documents, including this Agreement.

(b)     At its expense promptly execute and deliver, and cause each of its Subsidiaries to promptly execute and deliver, to Administrative Agent upon the Administrative Agent’s reasonable request, all such other documents, agreements and instruments as may be reasonably necessary to comply with or accomplish the covenants and agreements of such Borrower or any of its Subsidiaries in the Loan Documents, including this Agreement.

(c)     Such Borrower hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Borrower or any of its Subsidiaries where permitted by law. A carbon, photographic or other reproduction of the Loan Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Administrative Agent shall endeavor to promptly provide Parent with notice and copies of such financing or continuation statements, and amendments thereto.

6.13     Payment of Trade Payables and Indebtedness.

(a)     Except to the extent subject to a Permitted Protest, pay all liabilities and debt owed by such Borrower and each of its Subsidiaries on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by such Borrower and each Subsidiary in the ordinary course of its business; and

(b)     pay the Indebtedness of such Borrower and its Subsidiaries and other obligations, (excluding tax liabilities addressed in Section 6.7 and the Obligations, which are addressed in Section 6.5), before the same shall become delinquent or in default, except to the extent (x) the failure to do so could not reasonably be expected to result in a Material Adverse Change or (y) the validity or amount thereof is the subject of a Permitted Protest.

6.14     Inspection of Property and Books and Records.

(a)     Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower and its Subsidiaries, as applicable.

(b)     Permit representatives and independent contractors of Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the reasonable expense, of Borrowers and at such reasonable times during normal business hours upon reasonable advance notice to Borrower Representative; provided, however, so long as no Event of Default shall have occurred and be continuing, such inspection visits shall be limited to once a year.

6.15     Observer Rights.

(a)     Permit Administrative Agent to appoint an observer (the “Observer”) to the board of directors of such Borrower and each of its Subsidiaries (each a “Board”). The Observer shall have the right to attend all meetings of each Board (and committee thereof) in a non-voting observer capacity.

(b)     Provide to the Observer all materials provided to the members of each Board (and committee thereof) and notice of such meetings, all in the manner and at the time provided to the members of such Board (and committee thereof).

(c)     Reimburse Administrative Agent for all of its reasonable hotel, travel, meals and other out-of-pocket expenses incurred by Administrative Agent’s representative in attending any meeting of directors or stockholders or any committee of the Loan Parties upon presentation of invoices or other documentation of such expenses.

(d)     Notwithstanding the foregoing, each Borrower reserves the right to exclude the Observer from access to any material or meeting or portion thereof if such Borrower believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information.

6.16     Minimum Balances. Parent, on a consolidated basis with its Subsidiaries, shall at all times maintain in deposit accounts or securities accounts (as each such term is defined in the UCC) with respect to which Administrative Agent has a perfected first priority security interest in, and control over, unrestricted cash or Cash Equivalents greater than or equal to $6,500,000.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that until payment and performance in full of the Obligations, such Borrower will not, and will not permit any of its Subsidiaries to, do any of the following:

7.1     Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)     Indebtedness of a Loan Party to another Loan Party, provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Borrower or one of its wholly-owned Subsidiaries, and, provided further, that any such Indebtedness owed by a Borrower or a Subsidiary shall be subordinated to the Obligations on terms satisfactory to Administrative Agent; and

(b)     Permitted Indebtedness;

provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Loan Party to make any payment to Parent or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise).

7.2     Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3     Restrictions on Fundamental Changes.

(a)     Enter into any merger, consolidation, reorganization, spinoff, splitoff or other similar transaction other than (i) a merger into Parent of one or more of the other Loan Parties, provided that Parent is the surviving entity, (ii) a merger of one or more of the Loan Parties (other than Parent) into another Loan Party, provided that a Loan Party is the surviving entity, (iii) a Permitted Acquisition, or (iv) a Hetnets Spin-Off, provided that (x) no Default or Event of Default has occurred and is continuing at the time of the consummation of the Hetnets Spin-Off or would result therefrom, and (y) at least 15 days prior to the consummation of a Hetnets Spin-Off, Borrower Representative shall deliver to Administrative Agent the following: (A) notice of such Hetnets Spin-Off, describing the structure thereof in reasonable detail; (B) a guaranty executed by the Spin-Off Entity in substantially the form of the Guaranty and otherwise reasonably satisfactory to the Administrative Agent, (C) a security agreement executed by the Spin-Off Entity in substantially the form of the Security Agreement and otherwise reasonably satisfactory to the Administrative Agent, (D) any financing statements, fixture filings or other documents or instruments required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected first-priority liens and security interest in all the Collateral of Hetnets (subject only to Permitted Liens) as the same exists immediately prior to the Hetnets Spin-Off, (E) legal opinions in form and substance reasonably satisfactory to Administrative Agent, and (F) such corporate resolutions and organizational documents reasonably requested by Administrative Agent.

(b)     Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)     Convey, sell, license, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets, other than a disposition by one or more Loan Parties (other than Parent) of all or substantially all of its property or assets to another Loan Party or a Permitted Hetnets Spin-Off.

7.4     Disposal of Assets. Sell, lease, assign, convey, transfer, or otherwise dispose of any Properties or assets other than:

(a)     dispositions of cash for transactions permitted by this Agreement;

(b)     dispositions of Cash Equivalents for fair market value;

(c)     sales of Network Assets to buyers in the ordinary course of business as currently conducted;

(d)     the sale, lease, assignment, conveyance, transfer, or other disposition (each a “Disposition”) of equipment that is no longer necessary for its business;

(e)     Dispositions of assets by any Loan Party to any other Loan Party (other than any disposition by any Borrower in one transaction or a series of transactions of all or substantially all of its assets);

(f)     the payment of dividends if and to the extent permitted under Section 7.9;

(g)     Dispositions of assets in connection with a Permitted Hetnets Spin-Off; and

(h)     Dispositions of assets acquired in connection with a Permitted Acquisition that are no longer reasonably required for the operations of the business conducted by any Loan Party.

7.5     Organizational Changes. Change (i) its corporate name or any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties (or adopt any new trade name), (ii) its corporate structure (within the meaning of the UCC), (iii) the location of its chief executive office or principal place of business if such Person is not a registered organization under the UCC, (iv) its jurisdiction of organization or its organizational identification number in such jurisdiction of organization, or (v) its FEIN; provided (x) such Borrower or Subsidiary may effect any such change upon at least 30 days prior written notice by Borrower Representative to Administrative Agent of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements, fixture filings or other documents or instruments required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected first-priority liens and security interest in all the Collateral (subject only to Permitted Liens); and (y) such changes may be made in connection with a Permitted Hetnets Spin-Off.

7.6     Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (a) by endorsement of instruments or items of payment for deposit to the account of such Borrower or which are transmitted or turned over to Administrative Agent, (b) guarantees by any Loan Party pursuant to the terms of the Guaranty, and (c) to the extent permitted under Section 7.1.

7.7     Nature of Business. Make any material change in the principal nature of such Borrower’s or any of its Subsidiaries’ business as conducted on the Closing Date.

7.8     Prepayments and Amendments of Indebtedness. Prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement and the other Loan Documents; provided that any Loan Party may prepay, redeem or defease any Permitted Indebtedness so long as at the time of any such act and immediately after giving effect thereto, no Default shall have occurred and be continuing.

7.9     Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its Capital Stock; make any distribution of cash, property or assets among the holders of its Capital Stock, or make any change in its capital structure except as otherwise permitted hereunder; provided that:

(a)     Parent or any Subsidiary may pay dividends in shares of its own Qualified Capital Stock; and

(b)     any Subsidiary may pay cash dividends to any Borrower.

7.10     Limitations on Issuance of Capital Stock. Issue any Disqualified Capital Stock (whether for value or otherwise) to any Person, except to the extent permitted under Section 7.1, or issue any Capital Stock of any Subsidiary of Parent to any Person other than Parent or another Subsidiary of Parent (but in each case, with notice to the Administrative Agent).

7.11     Accounting Methods. Modify or change its method of accounting, except as required or permitted by GAAP, or its Fiscal Year.

7.12     Investments. Except for Permitted Investments (as defined below), directly or indirectly make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment. As used in this Agreement, “Permitted Investments” means:

(a)     Investments in Cash Equivalents;

(b)     Investments in negotiable instruments for collection;

(c)     advances made in connection with purchases of goods or services in the ordinary course of business;

(d)     Investments set forth on Schedule 7.12;

(e)     Investments in Subsidiaries existing on the Closing Date and Investments in Subsidiaries formed after the Closing Date in accordance with Section 7.19;

(f)     Investments in Capital Expenditures not prohibited under Section 7.18;

(g)     Business Acquisitions after the date hereof by Parent or any other Loan Party; provided that (i) each such Business Acquisition shall consist of the acquisition of the assets or Capital Stock of a Competitor; (ii) if such Business Acquisition is an acquisition of Capital Stock of a Person, (x) such Business Acquisition shall not be opposed by the board of directors (or similar governing body) of such Person, (y) such Person shall be organized under the laws of any political subdivision of the United States, and (z) Parent or such Loan Party shall cause such Person to comply with Section 7.19 prior to or within two (2) Business Days following the consummation of such Business Acquisition, (iii) if such Business Acquisition is a merger, a Loan Party must be the surviving entity in such merger, (iv) such Business Acquisition may not be structured as a consolidation, (v) the representations and warranties made by the Loan Parties in the Loan Documents shall be true and correct in all material respects at and as if made as of the date of such Business Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vi) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Business Acquisition or would result therefrom, (vii) the Loan Parties shall not, as a result of or in connection with any Business Acquisition, assume or incur any contingent liabilities (whether relating to environmental, tax, litigation or other matters) that could reasonably be expected to result in a Material Adverse Change; (viii) such Business Acquisition shall be accretive to Consolidated EBITDA (i.e. shall result in an increase in Consolidated EBITDA if Consolidated EBITDA is positive prior to such Business Acquisition and shall not result in a decrease in Consolidated EBITDA if Consolidated EBITDA is negative prior to such Business Acquisition) immediately without taking into account merger synergies; and (ix) prior to the consummation of any such Business Acquisition, Administrative Agent shall have received a certificate of a Responsible Officer setting forth the calculations and such other information as may be required to determine compliance with clauses (vii) and (viii) above to the reasonable satisfaction of Administrative Agent and certifying that the conditions set forth in this clause (g) with respect to such Business Acquisition have been satisfied; and

(h)     Business Acquisitions after the date hereof by Parent or any other Loan Party; provided that (i) each such Business Acquisition shall satisfy the conditions set forth in clauses (i) through (vii), inclusive, and clause (ix) of Section 7.12(g); (ii) such Business Acquisition shall be financed solely from the cash flow of the Loan Parties or financing obtained from the counterparty to such transaction or from a third party; and (iii) any Indebtedness incurred in connection with such Business Acquisition shall be subordinated to the Obligations under terms and conditions satisfactory to Administrative Agent.

7.13     Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower or any of its Subsidiaries except for (a) transactions that are in the ordinary course of such Borrower’s or such Subsidiary’s business, that are fully disclosed to Administrative Agent, and that are no less favorable to such Borrower or such Subsidiary, as the case may be, than would be obtained in an arm’s length transaction with a non-Affiliate, (b) transactions between or among the Loan Parties, and (c) compensation arrangements, indemnification agreements and employee benefits plans for officers and directors duly approved by the board of directors of such Borrower or such Subsidiary.

7.14     Use of Proceeds. Use the proceeds of the Loans for any purpose other than for general working capital purposes (including the purchase of Network Assets and other equipment in the ordinary course of business, lease payments for Network Site Lease Agreements, expanding operations and facilities into new markets, hiring additional personnel (including sales and managerial personnel) and Permitted Acquisitions under Section 7.12(g)), in each case not in contravention of any Legal Requirement or Loan Document; provided that no Borrower will use the proceeds of the Loans to purchase or carry any margin stock (within the meaning of Regulation U issued by the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of the margin rules.

7.15     No Prohibited Transactions under ERISA. Directly or indirectly:

(a)     Engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)     permit any Benefit Plan to fail to satisfy the minimum funding requirements under Sections 302 of ERISA and 412 of the IRC;

(c)     fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)     terminate any Benefit Plan where such event would result in any liability of such Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

(e)     fail to make any required contribution or payment to any Multiemployer Plan;

(f)     fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment; or

(g)     withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of such Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $100,000.

7.16     Hedging Agreements; Amendments to Material Agreements and Governing Documents.

(a)     Enter into or maintain any Hedging Agreement.

(b)     Alter any Significant Contract except for alterations in the ordinary course of business consistent with such Borrower’s past practice which could not reasonably be expected to result in a Material Adverse Change.

(c)     Alter, amend or modify in any manner materially adverse to Administrative Agent or Lenders any of its Governing Documents.

7.17     Negative Pledge; Restrictive Agreements. Except as contemplated and in compliance with this Agreement, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement or any other Loan Document) that limits (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock, to make or repay loans or advances to such Borrower or any other Loan Party, to guarantee Indebtedness of such Borrower or any Loan Party or to transfer any of its assets to such Borrower or any other Loan Party.

7.18     Intentionally Omitted.

7.19     Subsidiaries; Guarantors. Create or suffer to exist any Subsidiaries not existing on the Closing Date unless (i) such Subsidiary is a wholly-owned Subsidiary organized under the laws of the United States or any state thereof and (ii) such Subsidiary has delivered to Administrative Agent the following: (A) a supplement to the Guaranty executed by such Subsidiary in the form annexed to the Guaranty, (B) a Security Agreement executed by such Subsidiary, (C) legal opinions in form and substance reasonably satisfactory to Administrative Agent, and (D) such corporate resolutions and organizational documents reasonably requested by Administrative Agent.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)     If Borrowers or any other Loan Party fails to pay when due and payable or when declared due and payable (i) any principal of any Loan (including any prepayments required under Section 2.3) or (ii) any interest on any Loan or any fee or any other Obligation (other than an amount referred to in clause (i) above), and in the case of clause (ii) above, such failure shall continue unremedied for a period of five (5) Business Days;

(b)     (i) If any Borrower fails or neglects to perform, keep, or observe in any material respect any applicable term, provision, condition, covenant, or agreement contained in Sections 6.1 (Financial Reporting), 6.2 (Collateral Reporting), 6.3 (Notices of Material Events), 6.4 (Existence), 6.14(b) (Inspection of Property and Books and Records), 6.15(a) (Observer Rights), 6.16 (Minimum Balances), Article 7 (Negative Covenants) or Section 18.8 (Public Disclosure); (ii) if any Loan Party fails or neglects to perform, keep, or observe in any material respect any applicable term, provision, condition, covenant, or agreement contained in Sections 4.1(a), 4.3, 4.8(a) or 4.10 of the Security Agreement; or (iii) if any Loan Party fails or neglects to perform, keep, or observe in any material respect any other applicable term, provision, condition, covenant, or agreement contained in (x) this Agreement or the Security Agreement and such failure continues unremedied for a period of thirty (30) days after notice by the Administrative Agent to the Borrower Representative, or (y) any other Loan Document to which it is a party (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Document); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Article 8, in which event such other provision of this Article 8 shall govern;

(c)     If an Insolvency Proceeding with respect to any Loan Party is commenced by any Loan Party;

(d)     If an Insolvency Proceeding is commenced against any Loan Party and any of the following events occur: (i) such Loan Party consents to the institution of the Insolvency Proceeding against it; (ii) the petition commencing the Insolvency Proceeding is not timely controverted; (iii) the petition commencing the Insolvency Proceeding is not dismissed or stayed within 60 calendar days of the date of the filing thereof; (iv) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of such Loan Party; or (v) an order for relief shall have been issued or entered therein;

(e)     If any of the following shall have occurred: (i) any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all of its business affairs, (ii) a final non–appealable order is issued by any Governmental Authority, including the FCC or the United States Justice Department, requiring any Loan Party to divest all of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Legal Requirements, or (iii) any Governmental Authority shall condemn, seize, or otherwise appropriate, or take custody or control of all of the assets of any Loan Party;

(f)     If any of the following shall have occurred: (i) any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct any material part of its business affairs, (ii) a final non–appealable order is issued by any Governmental Authority, including the FCC or the United States Justice Department, requiring any Loan Party to divest a material portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Legal Requirements, or (iii) any Governmental Authority shall condemn, seize, or otherwise appropriate, or take custody or control of a material portion of the assets of any Loan Party;

(g)     If any Loan Party shall fail to comply in any respect with the Communications Act, or any rule or regulation promulgated by the FCC, or any Permit or authorization constituting authorizations, permits or licenses of any Loan Party material to the operation of the business of such Loan Party has expired or shall expire without having been renewed or shall be canceled or impaired; provided that such failure, expiration, cancellation or impairment is reasonably likely to result in a decrease during the first Fiscal Quarter after the Fiscal Quarter in which such event occurs of 25% or more of a Segment’ s Operating Income or Revenues from such Segment’s Operating Income or Revenues during the Fiscal Quarter preceding the Fiscal Quarter in which such event occurs;

(h)     If a notice of Lien, levy, or assessment, other than with respect to a Permitted Lien, is filed of record with respect to any Loan Party’s properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any Taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, other than a Permitted Lien, upon any Loan Party’s properties or assets and the same is not paid on the payment date thereof, or if any portion of any Loan Party’s properties or assets that is part of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person; provided, the foregoing shall not be an Event of Default unless such Lien, levy or assessment, or Taxes or debts, or indebtedness on account of which such attachment, seizure, writ or warrant is made or issued, is in an aggregate principal amount in excess of $250,000;

(i)     If one or more judgments, decrees or awards for the payment of money in an aggregate amount in excess of $500,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified and does not dispute coverage) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 calendar days during which execution shall not be effectively stayed, or shall result in a Lien upon any assets of any Loan Party or any combination thereof in an aggregate principal amount in excess of $500,000;

(j)     If any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure in respect of any other Indebtedness in excess of $100,000 principal amount or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness in excess of $100,000 principal amount, and such failure shall continue after the applicable grace period, if any, specified in said agreement or instrument, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity or cash collateral in respect thereof to be demanded; provided, however, that if the Indebtedness in question consists of a Capitalized Lease Obligation, such occurrence shall not constitute an Event of Default if and for so long as such Capitalized Lease Obligation is subject to a Permitted Protest;

(k)     If for any reason other than the occurrence of an event described in clause (e) or (f) above, (i) any Loan Party fails to operate its business for any period of time which, in the aggregate, would reasonably be expected to result in a Material Adverse Change or (ii) any Substantial Portion shall not, for any reason (including loss of an FCC license or otherwise) be operating for a period in excess of thirty (30) days. For purposes of this clause (k), “Substantial Portion” means, as at any time, any Segment (other than the Shared Wireless Infrastructure segment) that has generated, for the then most recently completed twelve–month period, in excess of 5% of the gross revenues of the Loan Parties;

(l)     If any Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness or this Agreement;

(m)     If any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been false or misleading in any material respect (except to the extent that such representation, warranty, certification or statement of fact is already qualified by materiality, in which case it shall constitute an Event of Default if any such representation, warranty, certification or statement of fact is incorrect in any respect) when made or deemed made;

(n)     If the obligation of any Loan Party under any Loan Document to which it is a party is limited or terminated by operation of law or by such Loan Party thereunder;

(o)     If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof (including Permitted Liens) or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

(p)     Any Loan Document shall at any time for any reason fail to be in full force and effect, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority having jurisdiction over such Loan Party seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document;

(q)     If an ERISA Event occurs which results in, or could reasonably be expected to result in, a liability of any Loan Party in an amount in excess of $200,000;

(r)     If any Loan Party or any ERISA Affiliate as employer under a Multiemployer Plan makes a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer incurs, or could reasonably be expected to incur, a withdrawal liability in an annual amount in excess of $200,000; or

(s)     If a Delisting occurs.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1     Rights and Remedies.

(a)     Upon the occurrence of an Event of Default under Section 8(c) or 8(d), the unpaid principal amount of all outstanding Loans (together with the Make-Whole Premium, the Non-Call Make-Whole Premium and any applicable Prepayment Premium resulting from the payment of Loans required hereby) and other amounts payable under the Loan Documents shall automatically become due and payable, without further act of Administrative Agent or any Lender, and in each case without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by Borrowers.

(b)     Upon the occurrence, and during the continuation, of any other Event of Default other than under Section 8(c) or 8(d), the Majority Lenders (at their election but without notice of their election and without demand) may authorize and instruct Administrative Agent (and Administrative Agent, acting upon the instructions of the Majority Lenders, shall do the same on behalf of Lender Group), to declare all outstanding Loans (together with the Make-Whole Premium, the Non-Call Make-Whole Premium and any applicable Prepayment Premium resulting from the payment of Loans required hereby) and other amounts payable under the Loan Documents, immediately due and payable.

(c)     Upon the occurrence and during the continuation of any Event of Default, the Majority Lenders (at their election but without notice of their election and without demand) may authorize and instruct Administrative Agent (and Administrative Agent, acting upon the instructions of the Majority Lenders, shall do the same on behalf of Lender Group), to do any of the following, all of which are authorized by Borrowers:

(i)     Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between any Borrower and Lender Group;

(ii)     Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender Group, but without affecting Administrative Agent’s rights and security interests, for the benefit of the Secured Parties, in the Collateral and without affecting the Obligations;

(iii)     Without notice to Borrowers (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Obligations any and all (i) balances and deposits of Loan Parties held by Lender Group, or (ii) indebtedness at any time owing to or for the credit or the account of Loan Parties held by Lender Group; and

(iv)     Hold, as cash collateral, any and all balances and deposits of Loan Parties held by Lender Group, to secure the repayment in full of all of the Obligations.

(d)     Administrative Agent and Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents.

9.2     Remedies Cumulative. The rights and remedies of Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender Group of one right or remedy shall be deemed an election, and no waiver by Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by Lender Group shall constitute a waiver, election, or acquiescence by it. Nothing in this Agreement in any way limits, impairs or reduces any rights of Lender Group under any of the Loan Documents.

9.3     Lender Directed Remedies. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall (and is hereby authorized by the parties hereto), upon the written demand from the Majority Lenders, accelerate the maturity of the Loans and promptly commence and diligently pursue in good faith the exercise of its enforcement rights or remedies against, and take action to enforce its Liens on, the Collateral so long as Administrative Agent is permitted to exercise such rights and remedies by the terms of the Loan Documents (excluding any restriction based upon authorization by the Majority Lenders or any other vote of Lender Group) or under applicable law (including any or all of the following: solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting, and selling a material portion of the Collateral, the opposition of the use of cash collateral or sale of assets in an Insolvency Proceeding, seeking to obtain relief from any stay imposed by applicable law governing an Insolvency Proceeding, the commencement of any action to foreclose on its Lien on all or any material portion of the Collateral, notification of account debtors to make payments to Administrative Agent or its agents, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Collateral), provided that (A) such Event of Default has not been waived or cured, (B) in the reasonable good faith determination of Administrative Agent, taking such action is permitted under the terms of the Loan Documents and applicable law, (C) taking such action will not result in any liability of Administrative Agent or Lenders to Borrower, any Guarantor, or any other Person, and (D) Administrative Agent shall be entitled to all of the benefits of Section 17.7 of this Agreement in connection with taking such enforcement action.

10.	TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether Taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Administrative Agent reasonably determines that such failure by such Borrower could result in a Material Adverse Change, in its discretion and without prior notice (but with notice promptly thereafter) to Borrowers, Administrative Agent may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type described in Section 6.8, and take any action with respect to such policies as Administrative Agent deems prudent. Any such amounts paid by Administrative Agent shall constitute Lender Group Expenses. Any such payments made by Administrative Agent shall not constitute an agreement by Lender Group to make similar payments in the future or a waiver by Lender Group of any Event of Default under this Agreement. Administrative Agent need not inquire as to, or contest the validity of, any such expense, Tax, or Lien and, absent gross negligence by Administrative Agent, the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	EXPENSES; INDEMNIFICATION; DAMAGE WAIVER.

11.1     Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent (including the reasonable fees, charges and disbursements of counsel for Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including all reasonable costs and expenses incurred by Administrative Agent in connection with its administration of the Funding Account and the Collections Accounts) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any external counsel for Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

11.2     Indemnification by Borrowers. Borrowers shall jointly and severally indemnify Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any external counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any agreement with any depositary bank governing Administrative Agent’s administration of the Funding Account and the Collections Accounts), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party, or any Environmental Liability related in any way to any Loan Party, (iv) any claim made against the Observer in connection with his acting as such , or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee if any Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, any indemnification for Taxes shall be subject to the provisions of Section 4.1.

11.3     Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Section 11.1 or 11.2 to be paid by them to Administrative Agent (or any sub-agent thereof) or any Related Party of Administrative Agent, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this Section 11.3 are subject to the provisions of Section 17.16.

11.4     Observer Indemnification. Borrowers acknowledge that the Observer may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more members of the Lender Group (collectively, the “Lender Indemnitors”). Borrowers hereby agree (i) that they are the indemnitor of first resort (i.e., their obligations to the Observer are primary and any obligation of the Lender Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Observer are secondary), and (ii) that they shall be required to advance the full amount of reasonable and documented expenses incurred by the Observer and shall be liable for the full amount of all expenses and liabilities incurred by the Observer to the extent legally permitted and as required by the terms of this Agreement and the certificates of incorporation and by-laws of Borrowers (and any other agreement regarding indemnification between any Borrower and the Observer), without regard to any rights the Observer may have against any Lender Indemnitor. Borrowers further agree that no advancement or payment by any Lender Indemnitor on behalf of the Observer with respect to any claim for which the Observer has sought indemnification from Borrowers shall affect the foregoing and the Lender Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Observer against Borrowers.

11.5     Consequential Damages, etc. To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.6     Payments. All amounts due under this Article 11 shall be payable no later than ten (10) Business Days after demand therefor.

12.	NOTICES.

12.1     Notices Generally. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or facsimile to the relevant party at its address set forth below:

If to Borrower Representative:	Towerstream Corporation
88 Silva Lane
Middletown, Rhode Island 02842
Facsimile: (866) 242-7031
Email: jhernon@towerstream.com

with copies to:	Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attn: Harvey J. Kesner, Esq.
Facsimile: 212-930-9725
Email: Hkesner@srff.com

If to Administrative Agent or Lenders
in care of Administrative Agent:	Melody Business Finance, LLC
60 Arch Street, 2nd Floor
Greenwich, Connecticut 06830
Facsimile: +1 212 583 8777
Attention: Terri Lecamp
Email: notices@melodypartners.com

With copies to (which shall not constitute
Notice to any member of the Lender Group):	Jaspan Schlesinger LLP
300 Garden City Plaza
Garden City, New York 11530
Facsimile: +1 516 393 8282
Attention: Robert Londin, Esq.
Email: rlondin@jaspanllp.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.2 below, shall be effective as provided in said Section 12.2.

12.2     Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.3     Change of Address, etc. Any party hereto may change its mailing or email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

13.	CHOICE OF LAW; JURISDICTION; SERVICE OF PROCESS; JURY TRIAL WAIVER.

13.1     Choice of Law. The validity of this Agreement and the other Loan Documents (unless expressly provided to the contrary in another Loan Document in respect of such other Loan Document), the construction, interpretation, and enforcement hereof and thereof, and the rights of the parties hereto and thereto with respect to all matters arising hereunder or thereunder or related hereto or thereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but otherwise excluding and without regard for the conflicts of laws principles thereof).

13.2     Jurisdiction. Borrowers hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any United States Federal or New York state court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such Federal court. Each Borrower hereby waives, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Article 13. Nothing in this Agreement or any of the other Loan Documents shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its Properties in the courts of any jurisdiction.

13.3     Service of Process. Each Borrower further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower Representative at its address for notices set forth herein. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

13.4     Waiver of Jury Trial. Borrowers and the Lender Group hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of the Loan Documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. Borrowers and the Lender Group represent that each has reviewed this waiver and each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, a copy of this Agreement may be filed as a written consent to a trial by the court.

14.	DESTRUCTION OF BORROWERS’ DOCUMENTS.

All documents, schedules, invoices, agings, or other papers (collectively, the “Borrower Documents”) delivered to any one or more members of Lender Group may be destroyed or otherwise disposed of by such member of Lender Group four (4) months after they are delivered to or received by such member of Lender Group, unless Borrower Representative requests, in writing prior to the expiration of such period, the return of the Borrower Documents and makes arrangements, at Borrowers’ expense, for their return, if applicable. In the event that the Lender Group destroys the Borrower Documents, the Administrative Agent shall promptly confirm in writing the compliance with such request.

15.	SUCCESSORS AND ASSIGNS.

15.1     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each of Lenders and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 15.2, (ii) by way of participation in accordance with the provisions of Section 15.4, (iii) in connection with a Securitization or (iv) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

15.2     Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)     Minimum Amounts.

(i)     in the case of an assignment of the entire remaining amount of the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund, no minimum amount need be assigned; and

(ii)     in any case not described in Section 15.2(a)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $500,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b)     Partial Assignments. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.

(c)     Required Consents. No consent shall be required for any assignment except to the extent required by Section 15.2(a)(ii) and, in addition:

(i)     so long as no Default or Event of Default has occurred and is continuing at the time of such assignment, the consent of Borrower Representative shall be required if the proposed assignee is a Competitor; and

(ii)     the consent of Administrative Agent in its sole discretion shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender, any investor in such Lender or a Related Fund with respect to such Lender.

(d)     Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000 payable by the assignee, and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(e)     Prohibited Assignments. No such assignment shall be made to any Borrower or any of Borrowers’ Affiliates or Subsidiaries or to any natural person.

(f)     Assignment by Melody Business Finance, LLC. Notwithstanding anything in Sections 15.2(a), (b) or (c), the parties hereto agree that Melody Business Finance, LLC and its Affiliates that are Lenders may separately assign or otherwise transfer any portion of its rights and obligations in respect of its Loans to one or more of their respective Affiliates and/or Related Funds.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 15.3 below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.2 and Article 11 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.4.

15.3     Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrowers, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice or knowledge to the contrary. The Register shall be available for inspection by Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that the Loans (or any notes representing such Loans) are considered to be issued in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of the Loan Documents to ensure that the Loans (or notes, as applicable) will be considered to have been so issued.

15.4     Participations. Subject to a Participant (as defined below) expressly agreeing in writing to maintain the confidentiality of the Confidential Information subject to the disclosures permitted under Section 18.12, any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) Borrowers, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (iv) such Lender maintains a register reflecting the name and address of each Participant and the Commitments of, and principal amounts of Loans owing to such Participant; and (v) so long as no Default or Event of Default has occurred and is continuing at the time of such participation, the consent of Borrower Representative shall be required if the proposed participant is a Competitor.

15.5     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant was made with Borrowers’ prior written consent.

15.6     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.	AMENDMENTS; WAIVERS.

16.1     Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter, which may be amended, modified or waived by an agreement in writing among the parties thereto), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) and the Loan Parties party thereto and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall:

(a)     increase the Commitment of any Lender without the written consent of such Lender;

(b)     reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)     change the percentage of the Commitments or Obligations, as the case may be, that is required for Lenders or any of them to take any action hereunder without the written consent of each Lender;

(d)     amend this Section or any provision of the Agreement providing for consent or other action by all Lenders without the written consent of each Lender;

(e)     release, or contractually subordinate any of Administrative Agent’s Liens on any Collateral other than as permitted by Section 17.11 without the written consent of each Lender;

(f)     change the definition of “Majority Lenders” or “Pro Rata Share” without the written consent of each Lender;

(g)     release any Loan Party from its obligations under the Loan Documents without the written consent of each Lender; or

(h)     amend any of the provisions of Article 17 without the written consent of Administrative Agent,

and, provided further, however, that (x) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (y) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (z) the references to Sections 18.8 and 18.12 in Annex 1 to the Assignment and Assumption may not be deleted or amended without the written consent of Borrower Representative.

No Loan Party nor any of their Affiliates will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as Lender hereunder) as consideration for agreement of such Lender with any modification or waiver of the Loan Documents, unless all Lenders so agreeing are concurrently paid, on the same terms, their Pro Rata Share of such remuneration or other value.

16.2     No Waivers; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrowers and Administrative Agent or any Lender, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or Lenders on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Administrative Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Administrative Agent or any Lender may have.

16.3     Replacement of Holdout Lender.

(a)     If any action to be taken by Lender Group or Administrative Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders and has been approved by the Majority Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Administrative Agent, upon at least five (5) Business Days prior irrevocable notice to each Holdout Lender, may permanently replace each Holdout Lender (subject to Section 15.2(c)(i)) (but not less than all Holdout Lenders) with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lenders shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lenders shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Each Holdout Lender so replaced shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, at par, including all principal, interest and fees through the date of such assignment.

(b)     Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Assumption, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 15.2.

17.	AGENT; THE LENDER GROUP.

17.1     Appointment and Authorization of Administrative Agent. Each Lender hereby designates and appoints Melody Business Finance, LLC as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Melody Business Finance, LLC, in its capacity as Administrative Agent, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Administrative Agent agrees to act as such on the express conditions contained in this Article 17. The provisions of this Article 17 are solely for the benefit of Administrative Agent and Lenders, and no Loan Party shall have rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent; it being expressly understood and agreed that the use of the word “Administrative Agent” is for convenience only, that the Persons serving in such capacity are merely the representatives of Lenders, and have only the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Administrative Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Loans, the Collateral, the Collections, and related matters; (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (c) make Loans for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts, cash management accounts and lock boxes as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

17.2     Delegation of Duties. Except as otherwise provided in this Article 17, Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made (x) in compliance with this Article 17 and (y) without gross negligence or willful misconduct.

17.3     Liability and Responsibility of Agents. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them in good faith under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrowers or the Books or properties of Borrowers’ Subsidiaries or Affiliates.

17.4     Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegraph, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent shall first receive such advice or concurrence of Lenders as it deems appropriate. If Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders.

17.5     Notice of Default or Event of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of Lenders, and except with respect to Defaults or Events of Default of which Administrative Agent has actual knowledge, unless Administrative Agent shall have received written notice from a Lender or Borrower Representative referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Administrative Agent promptly will notify Lenders of its receipt of any such notice or of any Default or Event of Default of which Administrative Agent has actual knowledge. If any Lender obtains actual knowledge of any Default or Event of Default, such Lender promptly shall notify the other Lenders and Administrative Agent of such Default or Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article 9; provided, however, that if an event occurs or a circumstance exists that materially and imminently threatens the ability of Administrative Agent and Lenders to realize upon any material part of the Collateral, such as, without limitation, fraudulent removal, concealment or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

17.6     Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than Lender Group) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

17.7     Costs and Expenses. Administrative Agent may incur and pay Lender Group Expenses to the extent Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorney’s fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Administrative Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Administrative Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Administrative Agent to reimburse Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. If Administrative Agent is not reimbursed for such costs and expenses from Collections received by Administrative Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Administrative Agent for the amount of such Lender’s Pro Rata Share thereof. The undertaking in this Section 17.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

17.8     Administrative Agent in Individual Capacity. The Person hereunder designated as Administrative Agent and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than Lender Group) party to any Loan Documents as though such Person was not Administrative Agent hereunder, and, in each case, without notice to or consent of the other members of Lender Group. The other members of Lender Group acknowledge that, pursuant to such activities, such Person or its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to Lenders, and Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Administrative Agent will use its reasonable best efforts to obtain), Administrative Agent shall not be under any obligation to provide such information to them.

17.9     Successor Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Borrower Representative. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of Borrower Representative (other than during the existence of an Event of Default, and such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent for Lenders. If no such successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 17.9. In any such event, upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 17.9). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower Representative and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Articles 14 and 17 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

17.10     Lender in Individual Capacity. Subject to any other contractual arrangement with Melody or any of its Affiliates or any Related Fund, any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of Lender Group. The other members of Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to Lenders, and Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

17.11     Collateral Matters.

(a)     Lenders hereby irrevocably authorize Administrative Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon Security Termination; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower Representative certifies to Administrative Agent that the sale or disposition is permitted under Section 7.4 and the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrowers do not own any interest at the time the security interest was granted or at any time thereafter; or (iv) constituting property leased to any Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or a substantial portion of the Collateral, all of Lenders, or (z) otherwise, the Majority Lenders; provided, however, in the event the value of such Collateral is less than $50,000, Administrative Agent may execute and deliver a release of any Lien on any such Collateral without the prior written authorization of any Lender. Upon request by Administrative Agent or Borrower Representative at any time, Lenders will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (1) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)     Administrative Agent shall have no obligation whatsoever to any of Lenders to assure that the Collateral exists or is owned by any Borrower or any of their Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

17.12     Right of Setoff; Sharing of Payments.

(a)     If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of or any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify Borrower Representative and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

17.13     Agency for Perfection. Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Administrative Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

17.14     Payments by Administrative Agent to Lenders. All payments to be made by Administrative Agent to Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may have designated and as reflected in the Register. Concurrently with each such payment, Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

17.15     Concerning the Collateral and Related Loan Documents. Each member of Lender Group authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Secured Parties. Each member of Lender Group agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of Lenders.

17.16     Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments to make one or more Loans in an aggregate principal amount not to exceed the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of Lender Group shall have any liability for the acts of any other member of Lender Group. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.17     Secured Parties. No Secured Party that is not a Lender that obtains the benefits of any provision hereof, any other Loan Document or the Collateral shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral); it being understood and agreed that the rights and benefits of any such Secured Party under the Loan Documents consist exclusively of such Secured Party’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Administrative Agent shall be entitled to assume no amounts are due to any such Secured Party unless such Secured Party has notified Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.

18.	GENERAL PROVISIONS.

18.1     Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and each member of Lender Group whose signature is provided for on the signature pages hereof.

18.2     Joint and Several Obligations. Each Borrower has determined that it is in the best interest and in pursuance of its legitimate business purposes to induce Lenders to extend credit to the Borrowers pursuant to this Agreement. Each Borrower acknowledges and represents the making of the Loans to Borrowers benefits each Borrower individually and as a group. Accordingly, each Borrower acknowledges and agrees that it has joint and several liability on all Obligations (as a principal and not as a surety, guarantor or other accommodation party) and that such liability is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by Administrative Agent or any Lender, and without limiting the generality of the foregoing, each Borrower’s joint and several liability on the Obligations shall not be impaired by any acceptance by Administrative Agent or any Lender of any other security for or guarantors upon the Obligations under this Agreement or any  other Loan Document or by any failure, neglect or omission on Administrative Agent’s or any Lender’s part to resort to any one or all of Borrowers for payment of the Obligations under this Agreement or any other Loan Document or to realize upon or protect any collateral security therefor. Each Borrower’s joint and several liability hereunder shall not in any manner be impaired or affected by who receives or uses the proceeds of the Loans or for what purposes such proceeds are used, and each Borrower waives notice of requests for extensions of credit issued by, and the Loans made to or for the account of, any other Borrower. Such joint and several liability of each Borrower shall also not be impaired or affected by (and each Lender and Administrative Agent, without notice to anyone, is hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any collateral security for the Obligations under this Agreement or any other Loan Document or of any guaranty thereof or the invalidity, unenforceability or illegality of this Agreement or any other Loan Document as to any Borrower. In order to enforce payment of the Obligations under this Agreement and the other Loan Documents, foreclose or otherwise realize on any collateral security therefor, and to exercise the rights granted to Lenders and/or Administrative Agent hereunder and thereunder and under applicable law, no Lender nor the Administrative Agent shall be under any obligation at any time to first resort to any collateral security, property, liens or any other rights or remedies whatsoever, and Lenders and/or Administrative Agent shall have the right to enforce the Obligations under this Agreement and the other Loan Documents irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing. Each Borrower expressly waives and surrenders any defense to its joint and several liability on the Obligations under this Agreement or any other Loan Document based upon any of the foregoing. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment such obligation is the joint and several obligation of each Borrower.

18.3     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

18.4     Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Administrative Agent, Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

18.5     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.6     USA Patriot Act Notice. Each Lender hereby notifies Borrowers and the other Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and the other Loan Parties and other information that will allow such Lender to identify Borrowers and the other Loan Parties in accordance with the Act. Each Borrower shall, promptly following any reasonable request by Administrative Agent or any Lender, provide all information and documents that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

18.7     Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic means also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The forgoing shall apply to each other Loan Document mutatis mutandis. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

18.8     Public Disclosure. Except as required by Legal Requirements, judicial process and the rules and regulations promulgated by any Governmental Authority, no Loan Party or Affiliate thereof will in the future issue any press releases or other public disclosure using the name “Melody Business Finance, LLC” or the name of its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and such Lender, if applicable, and without the prior written consent of Administrative Agent and such Lender, if applicable (in each instance, such consent not to be unreasonably withheld or delayed). Each Loan Party expressly consents to and authorizes the publication by Administrative Agent and any Lender of a summary description of the transaction(s) contemplated by this Agreement in any format (including tombstones, deal listings or similar advertising materials), which may be published in one or more of financial or other industry periodicals, newspapers, reporting services, trade organizations, written promotional materials, Administrative Agent or Lender web site, etc. In addition, each Loan Party expressly consents to and authorizes Administrative Agent and Lenders to provide to financial or other industry periodicals, newspapers, reporting services or trade organizations information necessary and customary for inclusion of the transaction(s) in league table measurements, including the aggregate dollar value of the transaction. Notwithstanding anything to the contrary contained in this Section 18.8, any such publicity to be issued by Administrative Agent or any Lender contemplated pursuant to this Section 18.8 shall be sent to Parent for its prior written approval, such approval not to be unreasonably withheld or delayed; provided, however, that Parent shall have the right to disapprove in its sole discretion, the disclosure of any information that has not been previously publicly disclosed in its SEC Filings; and (y) any filing on Form 8-K by Parent or press release by any Loan Party pertaining to this transaction shall be sent to Administrative Agent for its prior review not less than two (2) Business Days prior to the date such 8-K is required to be filed. Parent agrees to consider and, unless securities counsel to Parent advises otherwise, implement, any reasonable comments on such 8-K received by Parent from Administrative Agent at least one (1) Business Day prior to such filing date.

18.9     Revival and Reinstatement of Obligations. If the incurrence or payment of any of the Obligations by any Borrower or any Guarantor or the transfer by either or both of such parties to Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorney’s fees of Lender Group related thereto, the liability of such Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.10     Survival. All covenants, agreements, representations and warranties made by Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Section 4.2 and Articles 11 and 17 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Aggregate Commitment or the termination of this Agreement or any provision hereof.

18.11     Integration. This Agreement, together with the other Loan Documents executed in connection herewith, represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

18.12     Confidentiality.

(a)           Administrative Agent and Lenders agree that any Confidential Information they may obtain in the course of acquiring, administering, or perfecting  Administrative Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Borrower’s Representative, except that Administrative Agent and Lenders may disclose any such information:  (i) to their own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Administrative Agent or Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (x) agrees to be bound by the confidentiality provisions of this paragraph or (y) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (ii) if such information is generally available to the public; (iii) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Administrative Agent or Lenders; (iv) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Administrative Agent’s or Lenders’ counsel; (v) to comply with any legal requirement or law applicable to Administrative Agent or Lenders; (vi) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Administrative Agent’s sale, lease, or other disposition of Collateral after default; (vii) to any participant or assignee of Administrative Agent or Lenders or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (viii) to Melody’s, its Related Funds’ and its managed accounts’ investors, lenders, co-investors and other financing sources; provided, that such each such Person agrees in writing to maintain the confidentiality of the Confidential Information subject to the disclosures permitted under this Section, and (ix) otherwise with the prior consent of the Borrower’s Representative; provided, that any disclosure made in violation of this Agreement shall not effect the obligations of the Loan Parties under this Agreement or the other Loan Documents and provided further that with respect to the disclosure of Confidential Information pursuant to clauses (iii) through (v) of this Section 18.12(a), Administrative Agent and Lenders agree to give the Borrower’s Representative prompt notice thereof (to the extent legally permissible) so that the Borrower’s Representative may seek a protective order or other appropriate remedy prior to such disclosure.

(b)           Administrative Agent and Lenders further acknowledge that Parent is a publicly traded company.  As such, Administrative Agent and Lenders agree not to use any material non-public Confidential Information in connection with the purchase or sale of the securities of Parent.  Lenders and Administrative Agent further acknowledge that such use may constitute a violation of securities laws.

(c)           Administrative Agent and Lenders acknowledge and agree that in the event they fail to comply with their obligations hereunder, that monetary damages may be inadequate.

19.	BORROWER REPRESENTATIVE.

19.1     Appointment; Nature of Relationship. Parent is hereby appointed by each of the Borrowers as its contractual representative, agent for service of process and attorney–in–fact for all Borrowers (the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents, which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Representative. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article 19. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in any account designated by Borrower Representative, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent, Lenders, and their respective Affiliates, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or Borrowers pursuant to this Section 19.1. Borrowers hereby jointly and severally agree to indemnify Administrative Agent and each Lender and hold Administrative Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Administrative Agent or any Lender by any Loan Party or any other third party whosoever, arising from or incurred by reason of any Lender relying on any instructions or notices of the Borrower Representative or by reason of Administrative Agent or such Lender delivering notices or communications solely to such Borrower Representative as provided herein.

19.2     Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to Borrowers and/or the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to Borrowers, or any obligation to Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

19.3     Employment of Agents. The Borrower Representative may execute any of its duties and powers as the Borrower Representative hereunder and under any other Loan Document by or through its Responsible Officers.

19.4     Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.” If Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Each Borrower hereby irrevocably appoints and authorizes the Borrower Representative to provide Administrative Agent with all notices with respect to the Loans and all other notices and instructions under this Agreement. Any notices or communications by any Lender to one or more Loan Parties need only be delivered to the Borrower Representative to satisfy any notice requirement, and each Loan Party agrees that notices received by the Borrower Representative shall be deemed received by each Loan Party upon the Borrower Representative’s receipt.

19.5      Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative by Borrowers. The Administrative Agent shall give prompt written notice of such resignation and corresponding appointment of a successor to the Lenders.

19.6     Execution of Loan Documents; Certificates. Borrowers hereby empower and authorize the Borrower Representative, on behalf of Borrowers, to execute and deliver to the Administrative Agent and Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Borrowers.

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(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BORROWERS:

TOWERSTREAM CORPORATION, a Delaware corporation

By:	/s/ Jeffrey Thompson
Jeffrey Thompson
Chief Executive Officer

TOWERSTREAM I, INC., a Delaware corporation

By:	/s/ Jeffrey Thompson
Jeffrey Thompson
Chief Executive Officer

HETNETS TOWER CORPORATION, a Delaware corporation

By:	/s/ Jeffrey Thompson
Jeffrey Thompson
Chief Executive Officer

Signature Page – Loan Agreement (Towerstream)

ADMINISTRATIVE AGENT:

MELODY BUSINESS FINANCE, LLC, a Delaware limited liability company

By:	/s/Andres Scaminaci
Andres Scaminaci
Authorized Signatory

Signature Page – Loan Agreement (Towerstream)

LENDER:

MELODY BUSINESS FINANCE, LLC, a Delaware limited liability company

By:	/s/Andres Scaminaci
Andres Scaminaci
Authorized Signatory

Signature Page – Loan Agreement (Towerstream)